UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.  )
Filed by the Registrant  ☒
Filed by a Party other than the Registrant  ☐
Check the appropriate box:
 ☐ Preliminary Proxy Statement
 ☐ Confidential, For Use of the Commission Only (as Permitted by Rule l4a-6(e)(2))
☒ Definitive Proxy Statement
 ☐ Definitive Additional Materials
 ☐ Soliciting Material Under § 240.14a-12
MACQUARIE INFRASTRUCTURE CORPORATION
(Name of Registrant as Specified in Its Charter)
N/A
(Name of Person(s) Filing Proxy Statement, if Other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing:

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

2021 Proxy Statement

and Notice of Annual Meeting of Shareholders

Macquarie Infrastructure Corporation

April 1, 2021

A Letter From the Chairman,
Lead Independent Director and
the Chief Executive Officer
Dear Macquarie Infrastructure Corporation Shareholder,
In the face of unprecedented challenges to businesses and economies around the world in 2020 resulting from a global pandemic, Macquarie Infrastructure Corporation (“MIC”) and its operating businesses continued to serve their respective markets safely and efficiently. Your board and management team moved decisively to preserve value and minimize, to the extent possible, the impact of the pandemic on employees and customers. Despite the challenges, consistent with our previously announced strategy, we were able to complete the sale of our International-Matex Tank Terminals (“IMTT”) business in December and deliver a Special Dividend of $11.00 per share to you in January of 2021. Looking forward, with the rollout of effective vaccines driving continued economic recovery, we remain focused on selling our remaining businesses and unlocking additional value.
While our operating businesses were not immune to the effects of the pandemic, the essential nature of the services they provide meant they continued to generate positive cash flow throughout the year. Atlantic Aviation weathered a sharp reduction in general aviation flight activity early on but saw much of the downturn reverse over the second half of the year. The performance of our MIC Hawaii businesses was affected by the closure of the State of Hawaii to visitors from April through mid-October but began to recover in the fourth quarter. IMTT benefitted from growth in demand for storage of petroleum and other bulk liquid products driven by the reduced consumption following the outbreak of COVID-19.
In response these events, we moved quickly to increase liquidity, reduce expenses, and ensure the continued safe operation of our businesses. In March and April, we were able to draw on our existing lines of credit and did not find it necessary to pursue government aid of any kind. Approximately $22 million of expenses reductions were achieved during the year, most by temporarily reducing the workforce at our operating businesses. Where possible we reduced working hours and allowed employees to maintain health and welfare benefits. Above all, we implemented policies and protocols designed to reduce the spread of COVID-19 and we believe these efforts minimized the impact of the pandemic on the health and well-being of both our employees and customers.
As a result, we began 2021 in a strong financial position with the performance of our remaining businesses continuing to trend upward. We assume the timely distribution of effective vaccines will lead to further recovery in the economy and in activity at each of our businesses. For example, we currently expect the number of general aviation flight movements, the primary driver of our Atlantic Aviation business, to recover to 2019 levels by the end of this year.
We will maintain our commitment to ensuring the safe and environmentally sensitive conduct of our businesses. We have expanded initiatives aimed at reducing our carbon footprint and leveraged technology to improve environmental impact outcomes. We encourage you to review our 2021 Environmental, Social and Governance report for additional information on these matters as well as our efforts to improve the diversity of our teams and to provide an inclusive workplace for our people.
Finally, we remain committed to unlocking the value we believe exists in our businesses through the timely sales of those businesses. To increase our flexibility with respect to the timing and sequence of any sales we have commenced a process, subject to shareholder approval, of reorganizing the Company from a regular corporation into a limited liability company treated as a pass-through entity for tax purposes. The reorganization will enable us to sell Atlantic Aviation or MIC Hawaii in any order while preserving the tax efficiency of such sales.
Thank you for your ongoing support of MIC, and, as always, we welcome your views and feedback on our efforts.
Sincerely,

MARTIN STANLEY Chairman of the Board of Directors	NORMAN H. BROWN, JR. Lead Independent Director	CHRISTOPHER FROST Chief Executive Officer
i

April 1, 2021

Notice of 2021 Annual Meeting
of Shareholders

Wednesday, May 12, 2021 10:00 A.M. EDT	You may participate electronically or by phone at:
(USA) 1-844-775-0017 or (International) 1-236-714-3310 Passcode: 3371926	www.virtualshareholdermeeting.com/MIC21GM
To Be Held on Wednesday, May 12, 2021
Macquarie Infrastructure Corporation’s 2021 Annual Meeting of Shareholders, referred to herein as the Annual Meeting, will be held on Wednesday, May 12, 2021 at 10:00 a.m. (Eastern Time).
Due to the ongoing and widespread impact of the coronavirus outbreak and to support the health and well-being of our shareholders, partners, board, management and staff, this year’s Annual Meeting will be a “virtual meeting” of shareholders, that is, you may participate solely “by means of remote communication”.
You will be able to participate in the Annual Meeting online, vote your shares electronically and submit questions during the Annual Meeting, by visiting www.virtualshareholdermeeting.com/MIC21GM. You will need your 16-Digit Control Number to enter the Annual Meeting in this manner. In addition, you may listen to the meeting and submit your questions via conference call at (USA) 1-844-775-0017 or (International) 1-236-714-3310, passcode 3371926. Please note that you will not be able to vote your shares via conference call. At the Annual Meeting, we will discuss, and you will vote on, the following proposals:
•	the election of directors eligible for election by holders of our common stock to our board to serve for a one-year term;
•	the ratification of the selection of KPMG LLP as our independent auditor for the fiscal year ending December 31, 2021;
•	the approval, on an advisory basis, of executive compensation; and,
•	any other business as may be properly brought before the meeting.
These matters are more fully described in the enclosed proxy statement. Our board recommends that you vote FOR the election of directors, the ratification of the independent auditors, and approve, on an advisory basis, our executive compensation.
Only shareholders of record at the close of business on March 17, 2021 will be entitled to notice of, and to vote at, the Annual Meeting and at any subsequent adjournments or postponements. Prior to the Annual Meeting, those shareholders will be able to vote at www.proxyvote.com. Each shareholder is entitled to one vote for each share of common stock held at the close of business on March 17, 2021.
The share register will not be closed between the record date and the date of the Annual Meeting. A list of shareholders entitled to vote at the Annual Meeting is available for inspection at our principal executive offices at 125 West 55th Street, New York, New York 10019, and electronically during the Annual Meeting at www.virtualshareholdermeeting.com/MIC21GM when you enter your 16-Digit Control Number.
You have three options for submitting your vote before the Annual Meeting of Shareholders:
•	Internet;
•	Phone; or
•	Mail.
We encourage you to vote promptly, even if you plan to participate in the Annual Meeting of Shareholders.
Important Notice Regarding the Internet Availability of Proxy Materials for the Shareholder Meeting to be held on May 12, 2021. The proxy statement and our 2020 Annual Report are available at www.proxyvote.com and are also available on our website at www.macquarie.com/mic under “Investor Center / Resources / Shareholder Meetings”.
By order of the board of directors,

MICHAEL KERNAN
General Counsel and Secretary
ii

Macquarie Infrastructure Corporation
At a Glance

Who
We Are
and Our
Strategy

We are a holding
company of two
businesses, externally
managed by Macquarie
Infrastructure
Management (USA) Inc.
(our “Manager”), a
wholly owned
subsidiary of
Macquarie Group
Limited (“Macquarie”).
Our Manager oversees
our day-to-day
operations under a
Management Services
Agreement subject to the
oversight and
supervision of our board.

We are engaged in
efforts to unlock value
for shareholders
through the sale or
sales of our remaining
high value, physical
asset backed
businesses.

OUR BUSINESSES:

Atlantic Aviation: One of the largest networks of fixed-base operations in the U.S. serving primarily general aviation jet aircraft.
MIC Hawaii: A gas production and distribution business and several smaller businesses collectively engaged in efforts to reduce the cost and improve the reliability and sustainability of energy in Hawaii.

OUR STRATEGY:

On October 31, 2019, we announced that our board had determined to pursue strategic alternatives including potentially a sale of the Company or one or more of its operating businesses as a means of unlocking value for shareholders.

Our pursuit of strategic alternatives led to the successful sale of our bulk liquid storage and handling business, IMTT in 2020 and the distribution of the net proceeds from the sale to shareholders in early 2021.

With the assistance of our advisors, we continue to progress our work on strategic alternatives and the sale or sales of our remaining businesses.

OUR CURRENT STRUCTURE:

Pursuant to the Management Services Agreement, in exchange for a base management fee of approximately 1% of our equity market capitalization less cash on hand at the holding company, Macquarie provides holding company level: senior management; legal, risk and compliance support; environmental, health and safety oversight; corporate offices; treasury, tax and finance support among other services.

iii

Macquarie Infrastructure Corporation (“MIC”) is not an authorized deposit-taking institution for the purposes of the Banking Act 1959 (Commonwealth of Australia) and its obligations do not represent deposits or other liabilities of Macquarie Bank Limited ABN
46 008 583 542 (“MBL”). MBL does not guarantee or otherwise provide assurance in respect of the obligations of MIC.
Macquarie Infrastructure Corporation is a Delaware corporation formed on May 21, 2015. Except as otherwise specified, all references to “MIC”, “we”, “us”, and “our” refer to Macquarie Infrastructure Corporation and its subsidiaries.
“Macquarie” refers to the Macquarie Group of companies, which comprises Macquarie Group Limited (“MGL”) and its worldwide subsidiaries and controlled affiliates, including Macquarie Infrastructure Management (USA) Inc., our “Manager”.

Proxy Summary
Below are highlights of certain information contained elsewhere in this proxy statement. This summary does not contain all the information you should consider before you decide how to vote. You should read the entire proxy statement carefully before voting.
2021 ANNUAL MEETING OF SHAREHOLDERS
Date and Time:	May 12, 2021 at 10:00 a.m. (Eastern Time)
Virtually:	www.virtualshareholdermeeting.com/MIC21GM
Record Date:	March 17, 2021
Voting:	Holders of Common Stock are entitled to vote by Internet at www.proxyvote.com; by telephone at 1-800-690-6903; or by completing and returning their proxy card or voting instruction form
Voting Matters
Page Number		Voting Standard	Board Vote Recommendation
Proposal No. 1:	Election of 7 Directors	Majority of votes cast	FOR each Director nominee
Proposal No. 2:	Ratification of Selection of KPMG as Independent Auditor for 2021	Majority of shares present and entitled to vote	FOR
Proposal No. 3:	Advisory Vote to Approve Executive Compensation	Majority of shares present and entitled to vote	FOR
CORPORATE GOVERNANCE HIGHLIGHTS
Shareholder engagement efforts. The directors and management view shareholder outreach as a priority. In 2020, management engaged with shareholders representing a majority of MIC’s shares outstanding as part of our ongoing program. We sought input on a wide range of topics to inform a thorough review of MIC’s strategy.
Strong independent Board leadership. In recognition of his leadership and skills, the independent directors re-elected Norman H. Brown, Jr. as the lead independent director for an additional one-year term.
Transparency. We include voluntary disclosures in our proxy statement on topics including shareholder engagement, our board’s role in strategy and performance metrics used to determine executive compensation and the compensation of our executive officers even though they are paid by our Manager and not by the Company.
1

CORPORATE GOVERNANCE PRACTICES
⯀	Annual Election of All Directors	⯀	Active Shareholder Engagement Program
⯀	Majority Vote Standard and Director Resignation Policy in Uncontested Director Elections	⯀	Executive Sessions of Independent Directors
⯀	Compensation Committee Oversight of Chief Executive Officer and Chief Financial Officer Performance Targets	⯀	Comprehensive Standards of Business Conduct
⯀	Lead Independent Director with Robust Responsibilities	⯀	Annual Board and Committee Self-Evaluations
⯀	Standing Board Committees Composed Solely of Independent Directors	⯀	Risk Oversight by our Board and Committees
BOARD DIVERSITY

BOARD NOMINEES
Nominee	Age	Gender	Independent	Other Reporting Company Directorships[1]	Committee Memberships
					Audit	Compensation	Nominating and Governance
Amanda Brock	60	F	✔	1	✔	✔	✔
Norman H. Brown, Jr. Lead Independent Director	74	M	✔	0	✔	✔	✔
Christopher Frost Chief Executive Officer	51	M		0
Maria Jelescu-Dreyfus	41	F	✔	0	✔	✔	✔
Ronald Kirk	66	M	✔	1	✔	✔	✔
H.E. (Jack) Lentz	76	M	✔	0	✔	✔	✔
Ouma Sananikone	63	F	✔	1	✔	✔	✔
(1)	Other Reporting Company Directorships as of March 26, 2021
2

PROPOSAL 1
Election of Directors
Seven directors have been nominated for election by our shareholders at this Annual Meeting and will serve a term that expires at our 2022 Annual Meeting:
•	Amanda Brock
•	Norman H. Brown, Jr.
•	Christopher Frost
•	Maria Jelescu-Dreyfus
•	Ronald Kirk
•	H.E. (Jack) Lentz
•	Ouma Sananikone
Recommendation: Vote FOR each nominee

Our Board of Directors
Who We Are
ELECTION OF DIRECTORS
The following biographies highlight the specific skills, qualifications and experience of the directors nominated for election and support our nominating and governance committee’s determination that these individuals are particularly qualified to serve on our board. The seven nominees for election at the Annual Meeting are as follows.
AMANDA BROCK	DIRECTOR SINCE SEPTEMBER 2018	Term Expires 2022	Annual Meeting Age 60
BOARD COMMITTEES Audit Compensation Nominating and Governance
President and Chief Operating
Officer, Solaris Water
Midstream

Amanda Brock
is currently the president and chief operating officer of Solaris Water Midstream, an integrated water infrastructure company serving the midstream energy industry.
Ms. Brock has served in this position since 2019. She has spent her career focused on the global oil and gas, power, and water sectors.

Ms. Brock serves on the boards of Cabot Oil & Gas Corporation (since 2017), where she is a member of both the audit committee and environmental affairs committee and the Texas Business Hall of Fame.

PREVIOUS EXPERIENCE

From 2006 to 2019, Ms. Brock was chief executive officer of Water Standard Company, LLC, a water treatment company focused on desalination as well as produced water, waste-water treatment and recycling in both the upstream and downstream energy industry. Prior to that, she was president of the Americas for Azurix Corp. and was responsible for developing water infrastructure and related services.

Ms. Brock also served on the board of trustees of Louisiana State University Law School and the Texas Water Commission.

EDUCATION
Ms. Brock completed her undergraduate degree in South Africa and earned her law degree at Louisiana State University, where she was a member of the Law Review.
EXPERTISE

Ms. Brock brings significant experience in the energy and infrastructure sectors to our board, which allows her to inform our board on a wide range of operational, environmental and financial issues, especially as they relate to the operations of our energy and infrastructure businesses.

4

Proposal 1 Election of Directors	5
NORMAN H. BROWN, Jr.	DIRECTOR SINCE DECEMBER 2004 LEAD INDEPENDENT DIRECTOR SINCE OCTOBER 2016	Term Expires 2022	Annual Meeting Age 74
BOARD COMMITTEES Audit (Chair) Compensation Nominating and Governance
Member and Senior Managing Director of Brock Capital Group

Norman H. Brown, Jr. currently serves as a member and senior managing director of Brock Capital Group LLC, which provides investment banking services for early stage and middle market companies, a position he has held since December 2003. He is also Trustee Emeritus of the U.S. Naval War College Foundation.
PREVIOUS EXPERIENCE

Previously, Mr. Brown was managing director and senior advisor for Credit Suisse First Boston in the Global Industrial & Services Group, with new business development responsibility for Latin America. Prior to that, Mr. Brown was employed for 15 years by Donaldson, Lufkin & Jenrette Securities Corporation, where he was a member of the Mergers & Acquisitions Group, established and headed the Restructuring Group, and headed the Global Metals & Mining Group.

Mr. Brown was previously the lead independent director for W.P. Stewart & Co. Growth Fund, Inc. and Trustee of the University of Oregon Foundation.

EDUCATION
Mr. Brown holds a B.A. from the University of Oregon and an M.B.A. from the Wharton School at the University of Pennsylvania.
EXPERTISE

With more than 30 years of financial industry experience, Mr. Brown brings in-depth knowledge of financial markets and broad leadership experience to our board. He provides our board with valuable advice on acquisitions and divestitures and ways to strengthen our balance sheet from his prior work and expertise in mergers and acquisitions and debt restructurings. Mr. Brown’s experience as an independent director and lead director on other company boards gives him unique perspective and insight on corporate governance matters.

6	Macquarie Infrastructure Corporation Proxy Statement and Notice of 2021 Annual Meeting
CHRISTOPHER FROST	DIRECTOR SINCE SEPTEMBER 2018	Term Expires 2022	Annual Meeting Age 51
BOARD COMMITTEES None
Chief Executive
Officer, Macquarie
Infrastructure
Corporation

Christopher Frost
was appointed chief executive officer of Macquarie Infrastructure Corporation on January 1, 2018. He has worked with Macquarie for more than 25 years gaining international experience, having relocated to Macquarie’s London office in 2001 from Sydney. Mr. Frost is also the chairman of the Global Infrastructure Investors Association, the leading industry body for infrastructure investors.

PREVIOUS EXPERIENCE

Previously, Mr. Frost served as chief commercial officer of Macquarie Infrastructure and Real Assets (“MIRA”) working with investors globally to develop MIRA’s infrastructure and real asset platform and capabilities. From 2001 through 2015, Mr. Frost played a significant role in the development of the specialized listed infrastructure funds model, including airport investment funds. During that time, Mr. Frost led major investments and divestments for MIRA, including complex private sales, public market takeovers, privatizations and co-investments involving airports, aviation services, toll roads, ports, ferries and marine services infrastructure.

Mr. Frost has served on the boards of various Macquarie-managed entities, including those of several airports in the U.K. and Europe.

EDUCATION
Mr. Frost holds a Bachelor of Economics (Hons) degree from La Trobe University in Melbourne, Australia.
EXPERTISE

Mr. Frost has extensive experience across capital raising, investor relations, mergers and acquisitions and corporate finance, board representation, governance, investment and fund management, and driving strategic business development, especially as they relate to infrastructure businesses. Mr. Frost provides important insight to our board on the Company’s operations and strategic planning and serves as an essential link between management and our board on management’s business perspectives.

Proposal 1 Election of Directors	7
MARIA JELESCU- DREYFUS	DIRECTOR SINCE SEPTEMBER 2018	Term Expires 2022	Annual Meeting Age 41
BOARD COMMITTEES Audit Compensation Nominating and Governance
Founder and Chief
Executive Officer,
Ardinall Investment
Management

Maria Jelescu-Dreyfus
is the founder and chief executive officer of Ardinall Investment Management, an alternative investment firm focused on energy infrastructure in Latin America that she started in 2017. Ms. Jelescu-Dreyfus serves on the board of the Caisse de Depot et Placement de Quebec in Canada since December 2019 and is a member of the Advisory Boards of Eni Next, Eni SpA’s corporate venture arm, and Columbia University’s Center on Global Energy Policy and co-chairs its Women in Energy program. She is a member of the Massachusetts Institute of Technology’s Corporation Development Committee and sits on the Economics Department Visiting Committee. Additionally, Ms. Jelescu-Dreyfus serves as a director of the non-profit organizations, Girls, Inc. of New York City and the New America Alliance, and previously served on the board of Breakthrough New York. She is a member of the Economic Club of New York and the Milken Institute’s Young Leaders Circle.
PREVIOUS EXPERIENCE

Ms. Jelescu-Dreyfus spent 15 years at Goldman Sachs (2002 - 2017), where she most recently served as managing director and portfolio manager for Goldman Sachs Investment Partners in the Investment Management Division.

EDUCATION
Ms. Jelescu-Dreyfus earned a dual degree in economics and management science from the Massachusetts Institute of Technology and has been a C.F.A. charterholder since 2004.
EXPERTISE

Ms. Jelescu-Dreyfus is an experienced senior investment executive with in-depth knowledge of the energy infrastructure industry.
This background allows her to inform our board on a wide range of operational, investment and financial issues, especially as they relate to the operations of our energy infrastructure businesses.

8	Macquarie Infrastructure Corporation Proxy Statement and Notice of 2021 Annual Meeting
RONALD KIRK	DIRECTOR SINCE NOVEMBER 2016	Term Expires 2022	Annual Meeting Age 66
BOARD COMMITTEES Audit Compensation Nominating and Governance (Chair)
Senior Of Counsel,
Gibson, Dunn &
Crutcher

Ronald Kirk
is Senior Of Counsel with the law firm of Gibson, Dunn & Crutcher in its Dallas and Washington, D.C. offices, a position he has held since March 2013. He is co-chair of the International Trade Practice Group and a member of the Sports Law, Public Policy, Crisis Management and Private Equity Practice Groups. Mr. Kirk serves on the board of Texas Instruments (since 2013) and is a member of its governance and stockholder relations committee.

PREVIOUS EXPERIENCE

From March 2009 until March 2013, Mr. Kirk served as the 16th U.S. Trade Representative under President Obama. His tenure as Trade Representative focused on the development and enforcement of U.S. intellectual property law. Prior to serving as U.S. Trade Representative, Mr. Kirk was a partner of the Vinson & Elkins law firm and served as the Mayor of Dallas, Texas from 1995 to 2002.

EDUCATION
Mr. Kirk graduated with B.A. in both political science and sociology from Austin College and earned a J.D. from University of Texas School of Law.
EXPERTISE

Mr. Kirk brings deep knowledge of legal, government and trade matters, and broad leadership experience to our board through his extensive experience in the government and legal sectors. His international trade expertise allows him to provide valuable advice on potential acquisitions. Mr. Kirk’s experience as an independent director for other large companies provides him with insight on corporate governance matters and best practices.

Proposal 1 Election of Directors	9
H.E. (JACK) LENTZ	DIRECTOR SINCE AUGUST 2011	Term Expires 2022	Annual Meeting Age 76
BOARD COMMITTEES Audit Compensation Nominating and Governance	Retired	PREVIOUS EXPERIENCE

Mr. Lentz was a managing director at Lazard Freres & Co. from 2009 to 2011. Prior to that, he held senior roles including managing director at Barclays Capital (2008-2009) and managing director at Lehman Brothers, where he headed the natural resources group (1993 – 2008) and was active in merchant banking. From 1988 to 1993, Mr. Lentz served as the vice chairman of Wasserstein Perella & Co. and head of its energy group.

Mr. Lentz was previously a non-executive director of Carbo Ceramics Inc. (2003 – 2020) and served as lead independent director, a member of the audit and compensation committees and chair of the nominating and corporate governance committee. Mr. Lentz was a non-executive director of WPX Energy, Inc. (2012 – 2020) and chair of the compensation committee. Mr. Lentz was also a non-executive director of Peabody Energy Corporation (1998 to 2017).

EDUCATION
Mr. Lentz earned a B.A. from College of the Holy Cross and an M.B.A. from the Wharton School, University of Pennsylvania.
EXPERTISE

Mr. Lentz is an experienced banker and board member with broad experience in the natural resources and energy industries, both of which are traditional infrastructure sectors. His experience allows him to inform our board on a wide range of governance, financial and operational issues, especially as they relate to the operations of our energy businesses, and the development of the Company’s strategic direction.

10	Macquarie Infrastructure Corporation Proxy Statement and Notice of 2021 Annual Meeting
OUMA SANANIKONE	DIRECTOR SINCE FEBRUARY 2013	Term Expires 2022	Annual Meeting Age 63
BOARD COMMITTEES Audit Compensation (Chair) Nominating and Governance
Retired

Ouma Sananikone
joined the boards of Innergex Renewable Energy (TSX: INE) as a director and member of the Audit Committee, of Ivanhoe Cambridge, Inc. as a director, chair of the governance and ethics committee and member of the human resources (compensation) committee, and of Hafnia Limited as a director in 2019.

PREVIOUS EXPERIENCE

Previously, Ms. Sananikone served as a non-executive director of Icon Parking (2006 – 2018), the Caisse de Depot et Placement de Quebec in Canada (2007 – 2017), Air Serv Holdings (2006 – 2013) and Moto Hospitality Services (2006 – 2009). Additionally, Ms. Sananikone was the chairperson of Smarte Carte (2007 – 2010) and of EvolutionMedia (2003 – 2005). She has also served as director of State Super Corporation of NSW (Australia) (2002 – 2005) and as a director of Babcock and Brown Direct Investment Fund (Australia) (2002 to 2005).

Ms. Sananikone was a managing director with responsibility for Corporate Strategy and Development at BT Financial Group, part of Westpac Banking Group (2002 – 2003), and the chief executive officer of Aberdeen Asset Management (Australia) Ltd, a division of Aberdeen Asset Management PLC (2000 – 2001). Prior to that, Ms. Sananikone was chief executive officer and held senior positions at EquitiLink Group (1994 – 2000).

EDUCATION

Ms. Sananikone holds a B.A. (economics and political sciences) from the Australian National University and a Master of Commerce (economics) from the University of New South Wales. She is a recipient of the Centenary Medal from the Australian Government for services to the Australian finance industry.

EXPERTISE

Ms. Sananikone is an experienced senior investment executive and board member with broad international experience in infrastructure industries and consortium arrangements. That experience allows her to inform our board on a wide range of governance, financial and operational issues, especially as they relate to the operations of our infrastructure businesses.

Proposal 1 Election of Directors	11
RECOMMENDATION OF THE BOARD
Our board recommends that you vote FOR the election of each of Mmes. Brock, Jelescu-Dreyfus and Sananikone and Messrs. Brown, Frost, Kirk and Lentz to our board as directors for a term ending at our 2022 Annual Meeting of Shareholders. The affirmative vote of a majority of the votes cast is required to elect each of Mmes. Brock, Jelescu-Dreyfus and Sananikone and Messrs. Brown, Frost, Kirk and Lentz (that is, the number of votes cast for the nominee must exceed the number of votes cast against the nominee). A nominee who fails to receive the required vote will tender his or her resignation, and our board will determine whether to accept or reject such resignation, or what other action should be taken, within 90 days from the date of the certification of elections results, following receipt of a recommendation from our nominating and governance committee.

12	Macquarie Infrastructure Corporation Proxy Statement and Notice of 2021 Annual Meeting
How We Are Organized

Our board is responsible for overseeing and directing the business and affairs of our Company. Our board establishes broad objectives and the general course of our business, determines basic policies, appraises the adequacy of our overall results, and generally represents and furthers the interests of our shareholders.
BOARD LEADERSHIP STRUCTURE
Our current board leadership structure is composed of a chairman, who is not a member of management but is elected by our Manager, and a lead independent director in accordance with our corporate governance guidelines. Currently, Norman H. Brown, Jr. serves as the lead independent director. Our lead independent director presides at, and determines frequency and timing of, executive sessions of our independent directors, which occur at least quarterly and more often as our independent directors deem appropriate. Our lead independent director also consults with our chairman on agendas and meeting schedules, serves as liaison between our chairman and our independent directors, serves as liaison for shareholders who request direct communication with our board, and performs such other duties as may be assigned by our board. Each of our board committees are chaired by and are wholly composed of independent directors. We believe that this leadership structure is appropriate at this time given our externally-managed corporate structure and the benefits that this structure provides to our shareholders by combining our Manager’s knowledge of infrastructure businesses with independent oversight of our Manager’s activities.
Our board’s chairman is elected by our Manager as the sole holder of our special stock. The chairman presides over meetings of our board and meetings of shareholders, prepares the agenda for meetings of our board in consultation with our lead independent director and with input from our other directors, coordinates communication among directors and performs such other duties as may be assigned by our board. Because our chairman is elected by our Manager, but is not a member of our management team, he is able to draw upon their extensive knowledge of infrastructure businesses and provide a strategic perspective on our business activities. The following biography highlights the qualifications and experience of Mr. Stanley, our chairman.
Martin Stanley has served as chairman of the Company since July 2013. Effective April 1, 2021, Mr. Stanley stepped down as Head of Macquarie Asset Management (“MAM”), a top 50 global asset manager offering a range of services across public and private markets including securities investment management, alternatives asset management, and fund and equity based structured products. In addition to continuing to serve as chairman of MIC, Mr. Stanley will remain a member of the investment committees of Macquarie’s regional infrastructure funds. Trusted by investors to manage approximately $424 billion in assets, MAM comprises approximately 1,700 staff in more than 20 countries.
Mr. Stanley joined Macquarie in 2004 to support the growth of its international infrastructure funds management platform. In this role Mr. Stanley oversaw the growth of the European fund business, including the Macquarie European Infrastructure Fund (MEIF) franchise and directed a number of landmark transactions, including the acquisition of Thames Water, the largest water and wastewater company in the UK.
Mr. Stanley was appointed Head of Macquarie Infrastructure and Real Assets (MIRA) on its formation in 2010. Since then, MIRA has established a position as theworld’s largest infrastructure manager while expanding into new sectors, markets and alternative asset classes. Today MIRA has approximately $107.6 billion of equity under management across infrastructure, real estate, agriculture,private credit and asset finance.
Following his appointment as Head of MAM in 2018, Mr. Stanley has overseen the expansion of the public markets business with the acquisition of the mutual fund management business of Foresters Investment Management Company, Inc in 2019 and the announced acquisition of Waddell & Reed Financial, Inc.in 2020 (which remains subject to various approvals & closing conditions). Mr. Stanley has also continued to chair the Boards and Investment Committees of MIRA’s largest funds, setting the strategic direction for the business as it seeks to build, manage and enhance assets that underpin the sustainable development of economies and communities in which MIRA is present.
Before joining Macquarie, Mr. Stanley worked for 18-years in the utility and energy sectors. Mr. Stanley was a senior director at TXU Europe Group, an energy services business involved in generation, supply and trading of electricity and gas. He started his career at Manweb, the regulated power distribution network covering the North West of England and North Wales in the United Kingdom.
Mr. Stanley holds an MPhil Energy Economics degree from Loughborough University of Technology, UK.
Mr. Stanley brings extensive knowledge of the infrastructure industry and its regulatory environment from his tenure in various leadership positions within Macquarie. His understanding of Macquarie’s international operations and new business development makes him well-placed to provide strategic direction and industry insight to the Company. Mr. Stanley’s service on the investment committees of Macquarie-managed vehicles affords him insight as to the valuation of infrastructure assets, their operations and key drivers in evaluating potential transactions.

Proposal 1 Election of Directors	13
OUR BOARD’S ROLE IN RISK OVERSIGHT
Our board is responsible for overseeing our Company’s management of various risks. It discharges this responsibility directly and through its committees.
Our board and its committees regularly review material enterprise, strategic, operational, legal, safety and compliance risks with senior management of the Company and our Manager. Our board is responsible for endorsing the Company’s risk management framework, including key policies and procedures, and approving of any changes to the framework or any key risk policies and procedures, monitoring compliance with the risk management framework and delegating authority to management, where appropriate. On a regular basis, our board is presented with safety reports and assessments and risk and compliance reports from management and compliance personnel directly responsible for the identification, evaluation and monitoring of risks within the business.
As part of the monitoring process, our board or the appropriate committee is provided with the following information at scheduled board meetings: any proposed changes to the risk management framework; key policies and procedures or reporting arrangement for its approval; reports on exposures, non-compliance with key policies and general effectiveness of risk management system, as appropriate; results of independent reviews or audits of the control environment; and the relevant management information. While our board oversees risk management, the Company’s management is responsible for managing risk.
Our board has delegated responsibility for oversight of certain specific risks to our audit committee. Our audit committee is responsible for an annual review of our Company’s policies with respect to risk assessment and risk management. Our audit committee has primary responsibility for overseeing risk policies and processes relating to the financial statements and financial reporting, as well as overseeing the Company’s major financial risk exposures, management of our legal, regulatory and cybersecurity risks and our compliance with applicable laws and regulations. Our audit committee is primarily responsible for assessing the adequacy of our internal control framework, including accounting and operational risk management controls based on information provided or obtained from management. Our audit committee is also responsible for reviewing and monitoring our Code of Business Conduct to guard against significant conflicts of interest and dishonest, unethical or illegal activities. Our audit committee periodically reviews the performance of the Company’s accounting and financial personnel and reviews material litigation and regulatory proceedings and other matters relating to potentially significant corporate liability with the Company’s general counsel.
COMPENSATION ASSESSMENT
Our executives are compensated by our Manager pursuant to the Management Services Agreement. However, in response to feedback from our shareholders, in 2018 we amended the charter of our compensation committee to increase its involvement in the setting of performance objectives for, and evaluation of the performance of, our executives. Our compensation committee also provides input and plays a larger role in providing recommendations to our Manager on our executives’ compensation. Our compensation committees’ increased involvement in these areas is accomplished through a formal annual review process. We believe these changes have strengthened the alignment of interests between our executives and our shareholders.
The compensation committee believes that, with its input, our Manager’s compensation policies and practices with respect to the Company’s executives do not encourage excessive risk-taking and are not reasonably likely to have a material adverse effect on the Company. In reaching this conclusion, our compensation committee considered its role in establishing and monitoring performance targets, that the elements of compensation are balanced among current cash payments, deferred cash and equity awards, the time vesting requirements of Macquarie’s profit share program which provide alignment between the executives’ interests and those of shareholders, the fact that compensation is based on financial performance and other measures including leadership and upholding Macquarie’s values, and the oversight by our board of the executives’ actions.
Our compensation committee also oversees the setting of performance objectives for and the award of restricted stock units and/or performance stock units to certain senior employees of each of our operating companies. Our compensation committee believes that the Company’s policies and practices with respect to setting performance targets for the senior employees of the operating companies, such as time and performance based vesting requirements, do not encourage excessive risk-taking and provide alignment between the interests of these individuals with those of shareholders.
BOARD COMPOSITION AND INDEPENDENCE
Our board consists of eight directors, seven of whom were elected by shareholders of the Company at the last Annual Meeting. The remaining director, our chairman, currently Mr. Stanley, is elected by our Manager as the sole holder of our special stock. Except for Mr. Stanley, all directors’ terms expire at the Annual Meeting.
The majority of our board comprises independent directors. In accordance with the listing standards of the NYSE, to be considered independent, our board must affirmatively determine that a director has no material relationship with the Company, either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company, and that the director meets other NYSE independence standards. Ms. Sananikone was previously chairperson of Smarte Carte and a non-executive director of Icon Parking, Moto Hospitality Services and Air-Serv Holdings, which are companies that are or were owned by investor consortiums but managed by affiliates of

14	Macquarie Infrastructure Corporation Proxy Statement and Notice of 2021 Annual Meeting
our Manager. In each case, Ms. Sananikone was the appointee of non-Macquarie investors of the consortium investment vehicle. Our board has determined that this relationship is immaterial to a determination of independence.
Accordingly, our board has determined that Mmes. Brock, Jelescu-Dreyfus and Sananikone and Messrs. Brown, Kirk and Lentz are independent under NYSE standards and Mr. Stanley and Mr. Frost are not independent under the NYSE standards.
BOARD MEETINGS AND COMMITTEES; ANNUAL MEETING ATTENDANCE
Our board met 23 times in total in 2020. All directors attended approximately 95% of the combined board and committee meetings on which they served in 2020. In addition, it is the policy of our board that our directors are expected to use reasonable efforts to attend the Annual Meeting of Shareholders. All directors then in office participated in our 2020 Annual Meeting of Shareholders.
Our committees are composed solely of independent directors. Our committees are required to conduct meetings and act in accordance with the directions of our board, the provisions of our bylaws and the terms of the respective committee charters. We have three standing committees: the audit committee, the compensation committee and the nominating and governance committee. Copies of all committee charters are available on our website at www.macquarie.com/mic under “About MIC / Governance” and in print from us without charge upon request by writing to Investor Relations at our principal executive offices at 125 West 55th Street, New York, New York 10019. The information on our website is not, and shall not be deemed to be, incorporated by reference into this proxy statement or incorporated into any other filings that the Company makes with the Securities and Exchange Commission (“SEC”).
Audit Committee. Our audit committee is composed of Mmes. Brock, Jelescu-Dreyfus and Sananikone and Messrs. Brown (Chair), Kirk and Lentz. Our board has determined that each member of our audit committee meets the independence requirements of the NYSE and Rule 10A-3 of the Exchange Act. Our board has also determined that Mmes. Brock and Jelescu-Dreyfus and Messr. Brown qualify as audit committee financial experts as defined by the SEC. Our audit committee met seven times during 2020. Our audit committee is responsible for, among other things:
•	retaining and overseeing our independent accountants;
•
assisting our Company’s board in its oversight of the integrity of our financial statements, the qualifications, independence and performance of our independent auditors and our compliance with legal and regulatory requirements;

•	reviewing and approving the plan and scope of the internal and external audit;
•	pre-approving any audit and non-audit services provided by our independent auditors;
•	approving the fees to be paid to our independent auditors;
•	reviewing with our chief executive officer and chief financial officer and independent auditors the adequacy and effectiveness of our internal controls;
•	preparing the audit committee report to be filed with the SEC;
•	overseeing risk exposure and risk management at the Company;
•	reviewing and assessing annually the audit committee’s performance and the adequacy of its charter;
•	reviewing financial disclosure documents;
•	reviewing and approving related party transactions;
•	overseeing compliance with our Code of Business Conduct by our officers and directors;
•	reviewing the legal and regulatory compliance function; and,
•	serving as a qualified legal compliance committee.
Compensation Committee. Our compensation committee is composed of Mmes. Brock, Jelescu-Dreyfus and Sananikone (Chair), and Messrs. Brown, Kirk and Lentz. Our board has determined that each member of our compensation committee meets the independence requirements of the NYSE. In addition, each committee member is an “outside director” as defined in Section 162(m) of the Internal Revenue Code of 1986, as amended, and is a “non-employee director” within the meaning of Section 16 of the Exchange Act. Our compensation committee met nine times during 2020. The responsibilities of our compensation committee include:
•	reviewing our Manager’s performance of its obligations under the Management Services Agreement;
•	reviewing the remuneration of our Manager;
•	participating with our Manager in establishing the performance objectives of our chief executive officer and our chief financial officer and reviewing the performance of such officers;
•	providing input to our Manager regarding the compensation of our chief executive officer and our chief financial officer;
•	determining the compensation of our independent directors;
•	granting rights to indemnification and reimbursement of expenses to our Manager and any seconded individuals;
•	evaluating the risk arising from our Company’s compensation policies and practices and the mitigation of such risks; and,

Proposal 1 Election of Directors	15
•	evaluating and making recommendations to our board regarding equity-based and incentive compensation plans, policies and programs.
Our compensation committee may delegate any of its authority and duties described above to sub-committees or individual members of the committee, as it deems appropriate and in accordance with applicable laws and regulations. It may also delegate authority to make certain decisions relating to compensation plans and agreements related to employees of our operating companies (other than equity-based compensation) to members of the Company’s senior management. This delegation of authority applies with respect to employees of our operating businesses, who are not members of the Company’s senior management.
Nominating and Governance Committee. Our nominating and governance committee is composed of Mmes. Brock, Jelescu-Dreyfus and Sananikone and Messrs. Brown, Kirk (Chair) and Lentz. Our board has determined that each member of our nominating and governance committee meets the independence requirements of the NYSE. Our nominating and governance committee met six times during 2020. Our nominating and governance committee is responsible for, among other things:
•	recommending the number of directors to comprise our board;
•	reviewing with our board the composition of our board as a whole and whether the Company is being well served by the directors;
•	identifying and evaluating individuals qualified to become members of our board, other than our Manager’s elected director;
•	recommending to our board the director nominees for each annual shareholders’ meeting, other than our Manager’s elected director;
•	recommending to our board the candidates for filling vacancies that may occur between annual shareholders’ meetings, other than our Manager’s elected director;
•	recommending to our board the action to be taken with respect to any director resignation tendered pursuant to the Company’s Director Resignation Policy;
•	reviewing board processes, self-evaluations and policies;
•	making recommendations to our board on matters of corporate governance, including changes to the corporate governance guidelines; and,
•	monitoring developments in the law and practice of corporate governance.
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
Mmes. Brock, Jelescu-Dreyfus and Sananikone and Messrs. Brown, Kirk and Lentz are members of our compensation committee. None of the members of our compensation committee is, or has been, an employee of the Company. During 2020, no member of our compensation committee had any relationship with the Company requiring disclosure under Item 404 of Regulation S-K. None of the Company’s executive officers or members of our Company’s board has served as a member of a compensation committee (or if no committee performs that function, our board of directors) of any other entity that has an executive officer serving as a member of our Company’s board or compensation committee.

HOW WE ARE ELECTED, SERVE AND ARE EVALUATED

DIRECTOR CRITERIA AND QUALIFICATIONS
Our nominating and governance committee aims to achieve a board that provides effective oversight of the management and business of our Company. Therefore, our committee believes that our directors should represent an appropriate diversity of experience, expertise, skills, specialized knowledge and other qualifications and attributes that provide for a variety of viewpoints.
Our nominating and governance committee will recommend candidates for election as directors based on the following criteria and qualifications:
•	Financial Literacy. Such person should be “financially literate” as such qualification is interpreted by our board in its business judgment.
•
Leadership Experience. Such person should possess significant leadership experience, such as experience in business, finance/accounting, law, education or government, and shall possess qualities reflecting a proven record of accomplishment and ability to work with others.

•
Commitment to Our Company’s Values. Such person shall be committed to promoting our financial success and preserving and enhancing our reputation as a leader in the infrastructure sector and shall be in agreement with our values as embodied in our Code of Business Conduct.

16	Macquarie Infrastructure Corporation Proxy Statement and Notice of 2021 Annual Meeting
•	Absence of Conflicting Commitments. Such person should not have commitments that would conflict with the time commitments of a director of our Company.
•
Complementary Attributes. Such person shall have skills and talents which would be a valuable addition to our board and any committees thereof and that shall complement the skills and talents of our existing directors.

•	Reputation and Integrity. Such person shall be of high repute and integrity.
•
Other Factors. Such personal shall have other appropriate characteristics as determined by the nominating and governance committee, including an understanding of marketing and finance, sound business judgement, accountability for decisions and educational background.

Our nominating and governance committee, in making its recommendations, may also consider some or all of the following factors:
•	developments in the law and practice of corporate governance;
•	the candidate’s judgment, skill, and experience with other organizations of comparable purpose, complexity and size, and subject to similar legal restrictions and oversight;
•	the relationship of the candidate’s experience to the experience of other board members;
•	the extent to which the candidate would be a valuable addition to our board and any committees thereof;
•	whether or not the person has any relationships that might impair his or her independence, including any business, financial or family relationships with our Manager or the Company’s management; and,
•
the candidate’s ability to contribute to the effective management of the Company, considering the needs of the Company and such factors as the individual’s experience, perspective, skills, and knowledge of the industry in which the Company operates.

In recommending candidates for election as directors, the nominating and governance committee will also take into consideration the need for our board to have a majority of directors that are independent under the requirements of the NYSE and other applicable laws.
Under the corporate governance guidelines, directors must inform the chairman of our board and the chairman of our nominating and governance committee in advance of accepting an invitation to serve on another public company board or any committee thereof. In addition, no director may sit on our board, or beneficially own more than 5% equity interest in (other than through mutual funds or similar non-discretionary, undirected arrangements) any competitor of the Company in our principal lines of business.
NOMINATIONS OF DIRECTORS
As provided in its charter, our nominating and governance committee will identify and recommend to our board nominees for election or re-election to our board. Our committee will review candidates for our board recommended by the Company’s management and other members of our board who are not members of the committee, as well as candidates recommended by shareholders, in accordance with the criteria described above and as discussed in “Shareholder Nominations of Directors” below.
SHAREHOLDER NOMINATIONS OF DIRECTORS
To make a director nomination, a shareholder must give written notice to our Secretary at our principal executive office at 125 West 55th Street, New York, New York 10019. To be considered for inclusion in our proxy statement for the 2022 Annual Meeting of Shareholders, shareholder nominations must be received by the Company no later than January 12, 2022 and no earlier than December 13, 2021.
When directors are to be elected at a special meeting, such notice must be given not earlier than the 120th day prior to such special meeting and not later than the close of business on the later of the 90th day prior to such special meeting or the 10th day following the day on which a public announcement is first made of the date of the special meeting and of the nominees proposed by our board to be elected at such meeting.
In addition to any other requirements, for a shareholder to properly bring a nomination for director before either an annual or special meeting, the shareholder must be a shareholder of record on both (i) the date of the shareholder’s notice of nomination or delivery of such nomination and (ii) the record date relating to the meeting.
The nomination submission must include all of the information specified in our bylaws. The required information includes identifying and stockholding information about the nominee, information about the shareholder making the nomination, and the shareholder’s ownership of and agreements relating to our stock. It also must include the nominee’s consent to serve if elected and a statement as to whether the nominee intends to tender, following the nominee’s failure to receive the required vote for election or re-election, his or her irrevocable resignation effective upon acceptance by our board. Please refer to the nomination and notice of shareholder business provisions of our bylaws for additional information and requirements regarding shareholder nominations. A copy of our bylaws is available on our website at www.macquarie.com/mic under “About MIC / Governance” and in print from us by writing to Investor Relations at Macquarie Infrastructure Corporation, 125 West 55th Street, New York, NY 10019.
We may require any proposed nominee to furnish any additional information that we reasonably require to enable our nominating and governance committee to determine the eligibility of the

Proposal 1 Election of Directors	17
proposed nominee to serve as a director. Candidates are evaluated based on the standards, guidelines and criteria discussed above as well as other factors contained in the nominating and governance committee’s charter, our corporate governance guidelines, other of our policies and guidelines and the current needs of our board.
MAJORITY VOTING FOR UNCONTESTED DIRECTOR ELECTIONS
In 2016, our board adopted amendments to the bylaws to change the voting standard for uncontested elections of directors to a majority voting standard so that a nominee for director will be elected to our board if the number of shares voted “for” that director’s election exceeds the number of votes cast “against” that director. Directors will continue to be elected by the vote of a plurality of the votes cast if the election is a contested election as defined in the bylaws. Our board will only nominate for election or re-election as a director-candidates who agree to tender, promptly following the annual meeting at which they are elected or re-elected as a director, an irrevocable resignation that will be effective upon (i) the failure to receive the required vote at the next meeting at which they face re-election and (ii) board acceptance of such resignation. In addition, our board will fill director vacancies and new directorships only with candidates who have agreed to tender, promptly following their appointment to our board, the same form of resignation. If a nominee fails to receive the required number of votes for election, our board will determine whether to accept or reject such resignation, or what other action should be taken, within 90 days from the date of the certification of election results, following receipt of a recommendation from our nominating and governance committee.
BOARD, COMMITTEE AND DIRECTOR ASSESSMENT
In accordance with our corporate governance guidelines, our nominating and governance committee leads our board in its annual review process, which includes our board’s annual self-assessment of the performance and effectiveness of our board and its committees; committee’s annual self-assessments and charter reviews; and director evaluations of board and committee performance.
Our board’s self-assessment process focuses on numerous aspects of corporate governance and performance of our board’s duties and responsibilities. Evaluation questionnaires are completed by each board member. On an annual basis, the chair of each committee of our board leads her or his respective committee in a self-assessment and charter review and related discussions.
Our nominating and governance committee uses these results in conjunction with the assessment of the skills and characteristics of board members, as well as in connection with making recommendations to our board regarding the slate of directors for inclusion in the Company’s proxy statement for election at the
Annual Meeting of Shareholders. Our nominating and governance committee also presents the findings of the annual board self-assessment to our board for discussion. Policies and practices of our board are updated per the evaluation results as appropriate. Director suggestions for improvements to the questionnaires and evaluation process are incorporated on an on-going basis.
Among other topics, our board self-evaluation questionnaire focuses on:
•	our board’s overall responsibilities and effectiveness;
•	the structure and composition of our board (including organization, size, operation, diversity and tenure policies);
•	Board culture (both in executive session, as well as in connection with management and advisors);
•	oversight of the Company’s key issues and opportunities;
•	oversight of risk strategy and enterprise risk management;
•	oversight of business strategy and the strategic planning process;
•	the adequacy and quality of information provided to our board; and,
•	the overall board policies, processes and procedures.
BOARD REFRESHMENT AND DIVERSITY
As described above under “Board, Committee and Director Assessment”, on an annual basis, our nominating and governance committee evaluates our board’s overall composition, including director tenure, and evaluates all directors to ensure a continued match of their skill sets against the needs of the Company. Our nominating and governance committee seeks to achieve a balance between the deep knowledge and understanding of our businesses that comes from longer-term service on our board with the fresh ideas and perspectives that comes from having newer directors on our board. Although we have no formal diversity policy with respect to director nominations, our nominating and governance committee recognizes the importance of having a board representing diverse backgrounds and a broad set of experiences at senior levels in business, finance, government, law and technology, and in other areas that are relevant to the Company’s businesses and its status as a public company. As a result of these processes, in the last ten years, our board has added six new directors, including three new directors since September 2018.
DIRECTOR RETIREMENT POLICY
Our board will not nominate for re-election any non-management or non-Manager appointed director if the director will have completed 15 years of service as a member of our board on or prior to the date of the election as to which the nomination

18	Macquarie Infrastructure Corporation Proxy Statement and Notice of 2021 Annual Meeting
relates. Upon the recommendation of our nominating and governance committee, our board may waive this requirement as to any director if it deems such waiver to be in the best interests of the Company.
For the 2021 Annual Meeting, our nominating and governance committee considered whether to waive the Director Retirement Policy for Norman H. Brown, Jr. Our nominating and governance committee believes that it is important to exercise judgement in the implementation of this policy, particularly in light of our Company’s pursuit of strategic alternatives.
With respect to whether the Director Retirement Policy should be waived for Mr. Brown, our nominating and governance committee considered Mr. Brown’s extensive knowledge and history with our Company, his leadership as our lead independent director and chair of our audit committee, the important role he has played, and continues to play, in our pursuit of strategic alternatives and his ability to remain an active and engaged board member.
Based on these factors, on March 25, 2021, our board, upon the recommendation of our nominating and governance committee, waived the Director Retirement Policy in favor of Mr. Brown’s continued service on our board.

HOW WE OPERATE

EXECUTIVE SESSIONS OF OUR BOARD
Our corporate governance guidelines provide that our non-management directors will meet without management directors at regularly scheduled executive sessions at least quarterly and at such other times as they deem appropriate. To the extent that any non-management directors are not independent, our independent directors will meet in regularly scheduled executive sessions at least once annually. In accordance with our corporate governance guidelines, our lead independent director, or alternatively, the chairman of the audit committee, nominating and governance committee or compensation committee, will preside at these executive sessions of our non-management directors as determined by our non-executive directors based upon the subject matter to be discussed. Our lead independent director, Mr. Brown, presides over these sessions.
CORPORATE GOVERNANCE GUIDELINES AND CODE OF BUSINESS CONDUCT
Our board has adopted corporate governance guidelines that set forth our corporate governance objectives and policies and govern the functioning of our board. We also have a Code of Business Conduct that sets forth our commitment to ethical business practices. Our Code of Business Conduct applies to our directors, officers and employees, including our chief executive officer and chief financial officer, and applies to the employees of our Manager and its affiliates that perform management services for us pursuant to the Management Services Agreement.
Our corporate governance guidelines and our Code of Business Conduct are available on our website at www.macquarie.com/mic under “About MIC / Governance” and in print from us without charge upon request by writing to Investor Relations at Macquarie Infrastructure Corporation, 125 West 55th Street, New York, New York 10019.

HOW WE ARE PAID

MINIMUM SHAREHOLDING GUIDELINES
Our board, upon the recommendation of our nominating and governance committee, has adopted stock ownership guidelines to align the interests of our independent directors with the interests of our shareholders. Independent directors are required to hold common stock with a value equal to at least four times the cash portion of the director’s annual board and committee retainers, plus cash compensation for attendance at committee meetings, based on the greater of the value of the shares using the previous December’s volume weighted average price and the fair market value of the shares on the date acquired. Independent directors have up to five years from the date of his or her election or appointment to meet these requirements. Our independent directors are each in compliance with this policy.

Proposal 1 Election of Directors	19
DIRECTOR COMPENSATION FISCAL YEAR 2020
The following table sets forth the compensation payable by us to our independent directors for service during the fiscal year ended December 31, 2020. We do not compensate our chairman or chief executive officer for their service on our board. The table reflects only equity grants by the Company to directors that were outstanding on December 31, 2020. On January 8, 2021, the Company paid a special dividend of $11.00 per share of its common stock to stockholders of record as of January 5, 2021. On March 9, 2021, our independent directors were each granted 2,004 restricted stock units representing an equal number of shares of Common stock issuable upon vesting of such units, by the compensation committee of the Board of Directors, in accordance with the terms of the Company’s 2014 Independent Directors’ Equity Plan, to preserve the economic value of the award granted on May 14, 2020, after giving effect to the special dividend.
Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Total ($)
Amanda M. Brock(2)	92,000	146,805	238,805
Norman H. Brown, Jr.(2)	118,000	146,805	264,805
Maria S. Dreyfus(2)	93,000	146,805	239,805
Ronald Kirk(2)	95,000	146,805	241,805
H.E. (Jack) Lentz(2)	89,500	146,805	236.305
Ouma Sananikone(2)	95,000	146,805	241,805
(1)
Represents the grant date fair value of stock awards computed in accordance with ASC 718 “Compensation — Stock Compensation”, based on the closing price of shares on May 14, 2020, the date of grant under the 2014 Independent Directors’ Equity Plan.

(2)
Stock awards are calculated in accordance with ASC 505-50 “Equity — Equity Based Payments to Non-Employees”, and ASC 718. On May 14, 2020, Messrs. Brown, Kirk and Lentz and Mmes. Brock, Jelescu-Dreyfus and Sananikone were each granted 5,352 Director Share Units, resulting in an aggregate grant of 32,112 Director Share Units. These Director Share Units, which equal $150,000 per Director divided by the average closing price for the ten days preceding the grant date, being $28.03 per Director Share Unit, vest on the day immediately preceding our 2021 Annual Meeting of Shareholders. Upon vesting of the Director Share Units, each Director has the right to receive 5,352 shares, which had a market value of $200,968 based on the per share closing price on the NYSE of our shares on December 31, 2020.

DIRECTOR FEES
Our independent directors each receive annual cash retainers, payable in equal quarterly installments, of $65,000 for service on our board, for service as committee chairman and for service for being the lead independent director, as well as cash compensation for attendance at committee meetings. Directors (including non-independent directors and the chairman elected by our Manager) are reimbursed for reasonable out-of-pocket expenses incurred in attending meetings of our board or committees and for any expenses reasonably incurred in their capacity as directors. The Company also reimburses directors for all reasonable and authorized business expenses in accordance with the policies of the Company as in effect from time to time.
Each member of the Company’s various standing committees also receives the following compensation related to service on these committees:
•
for attending a committee meeting in person (if any): $3,000 for each meeting of the audit committee; $1,500 for each meeting of the nominating and governance committee; and $1,500 for each meeting of the compensation committee; and,

•
for attending a telephonic committee meeting (if any): $1,500 for each meeting of the audit committee; $1,000 for each meeting of the nominating and governance committee; and $1,000 for each meeting of the compensation committee.

The lead independent director receives an annual cash retainer of $10,000 and the chairperson of each of the audit committee, nominating and governance committee and compensation committee also receive an annual cash retainer of $15,000, $2,000 and $2,000, respectively, payable in equal quarterly installments.
2014 INDEPENDENT DIRECTORS’ EQUITY PLAN (“2014 PLAN”)
The only type of award that may be granted under the 2014 Plan is an award of director share units. A director share unit is an unsecured promise to transfer one share of the Company in the future on the settlement date, subject to satisfaction of the terms and conditions under the 2014 Plan and the applicable award agreement. The 2021 annual awards to our independent directors, to be granted on the date of this year’s Annual Meeting, will be granted under the 2014 Plan. Each independent director nominee will be eligible to receive, upon election at the 2021 Annual Meeting, a grant of director share units.
Under the 2014 Plan, there is no formula to determine the size of awards and the compensation committee has the authority to determine the size of all awards and terms and conditions thereof, subject to the provisions of the 2014 Plan, including the limits on the number of director share units that may be granted annually and in the aggregate. Generally, director share units granted at each Annual Meeting of Shareholders will vest (assuming continued service of the director) on the day immediately

20	Macquarie Infrastructure Corporation Proxy Statement and Notice of 2021 Annual Meeting
preceding the next Annual Meeting of Shareholders held following the date of grant. The maximum number of shares available for issuance under the 2014 Plan is 300,000 shares, with a balance of 183,138 shares remaining available for issuance on March 26, 2021. The aggregate grant date fair value of awards granted to an independent director during any single fiscal year (excluding awards made at the election of the independent director in lieu of all or a portion of annual and committee cash retainers) may not exceed $350,000.
If a director’s service on our board terminates by reason of death or disability or in the event of a business combination of the Company during the director’s service, the director share units will vest immediately.
We credit director share units to a bookkeeping account. No interest or dividends accrue or are credited to any director share units or the director’s account. As soon as practical following vesting, we will settle director share units by delivering to the director the equivalent whole number of shares. Director share units cannot be settled in cash or any other kind of consideration. Prior to settlement, directors do not have the rights of a shareholder in any share corresponding to the director share units.

HOW TO COMMUNICATE WITH US

COMMUNICATIONS WITH OUR BOARD
Communications to our board, any director individually or our lead independent director may be made by writing to the following address:
Attention: [Board of Directors] [Board Member]
[Lead Independent Director] c/o Michael Kernan,
General Counsel and Secretary
125 West 55th Street
New York, NY 10019
United States of America
Communications sent to the physical mailing address are forwarded to the relevant director, if addressed to an individual director or the lead independent director, or to the chairman of our board if addressed to our board.

PROPOSAL 2
Ratification of Selection
of Independent Auditor

Recommendation: Vote FOR the Ratification of the Selection of KPMG LLP

22	Macquarie Infrastructure Corporation Proxy Statement and Notice of 2021 Annual Meeting
GENERAL
Our board has recommended and asks that you ratify the selection of KPMG LLP as our independent auditor for the Company for the fiscal year ending December 31, 2021. You would be so acting based on the recommendation of our Audit Committee.
KPMG LLP was engaged by us following our initial public offering in December 2004 to audit our annual financial statements for the 2004 fiscal year and was appointed by our audit committee and ratified by shareholders to audit our annual financial statements for each subsequent fiscal year. Based on its past performance during these audits, the audit committee of our board has selected KPMG LLP as our independent auditor to perform the audit of our financial statements and our internal control over financial reporting for 2021. KPMG LLP is a registered public accounting firm.
The affirmative vote of a majority of the shares represented at the meeting in person or by proxy is required to ratify the appointment of KPMG LLP. If you do not ratify the selection of KPMG LLP, our audit committee will reconsider its selection of KPMG LLP and may, but is not required to, make a new proposal for an independent auditor.
Representatives of KPMG LLP are expected to be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so and will be available to respond to questions.
FEES
The chart below sets forth the total amount paid or payable by us to KPMG LLP in connection with the audit of our consolidated financial statements for the years indicated below, the audit of certain subsidiaries as required under their credit agreements, and the total amounts billed to us by KPMG LLP for other services performed in those years, breaking down these amounts by category of service:
	2020 ($)	2019 ($)
Audit Fees(1)	4,565,623	4,718,500
Audit-Related Fees(2)	310,350	352,500
Tax Fees(3)	4,600	4,560
Total	4,880,573	5,075,560
(1)
“Audit Fees” are fees paid to KPMG LLP for professional services for the audit of our consolidated financial statements, for professional services rendered for the audit of our internal control over financial reporting, for quarterly reviews, for review of SEC filings, for statutory audits and other related matters.

(2)
“Audit-Related Fees” are fees billed by KPMG LLP for assurance and related services that are related to the performance of the audit or review of our financial statements, including in connection with attestation reports on fees paid to our Manager and in connection with our operating businesses.

(3)	“Tax Fees” are fees billed by KPMG LLP for services related to state tax matters at certain operating businesses.
PRE-APPROVAL POLICIES AND PROCEDURES
Our audit committee has established policies and procedures for its appraisal and approval of audit and non-audit services. Our audit committee has the sole authority to pre-approve any audit and non-audit services to be provided by any registered public accounting firm. Our audit committee has delegated to the chairman of the committee the authority to approve additional audit and non-audit services of KPMG LLP and any additional accounting firms. The delegation is limited to an aggregate of $50,000 in fees at any one time outstanding and not ratified by our audit committee, and confirmation of compliance with independence standards. Our audit committee or its chairman has pre-approved the services provided by KPMG LLP since its engagement. All other audit-related, tax and other engagements may be approved by our audit committee prospectively.
In making its recommendation to ratify the selection of KPMG LLP as our independent auditor for the fiscal year ending December 31, 2021, our audit committee has considered whether the services provided by KPMG LLP are compatible with maintaining the independence of KPMG LLP and has determined that such services do not interfere with KPMG LLP’s independence.
RECOMMENDATION OF THE BOARD
Our board recommends that, based on the recommendation of our audit committee, you vote FOR the ratification of the selection of KPMG LLP to serve as the independent auditor for the Company for the fiscal year ending December 31, 2021.

PROPOSAL 3
Approval, On an Advisory
Basis, of Executive
Compensation
Recommendation: Vote FOR the approval, on an advisory basis, the compensation of our seconded executives

24	Macquarie Infrastructure Corporation Proxy Statement and Notice of 2021 Annual Meeting
GENERAL
The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the Dodd-Frank Act, enables our shareholders to vote to approve, on an advisory (nonbinding) basis, the compensation of our named executive officers, who are seconded to us by our Manager. Accordingly, and pursuant to Section 14A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), our board has recommended and asks that you approve, on an advisory basis, the compensation of our chief executive officer and our chief financial officer (“seconded executive officers”), as described in the “Compensation Discussion and Analysis” section and the compensation tables and related narrative disclosure on pages 25-36 of this proxy statement. Unless our board determines otherwise, the next such vote will be held at the Company’s Annual Meeting of Shareholders in 2022.
This proposal, commonly known as a “say-on-pay” proposal, gives our shareholders the opportunity to express their views on our seconded executive officers’ compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our seconded executives. As described in detail under the headings “Compensation Discussion and Analysis — General” and “Compensation Discussion and Analysis — Objectives of Macquarie’s Compensation Program,” the Company is a party to a Management Services Agreement with our Manager, subject to the oversight and supervision of our board. Our Manager is responsible for and oversees the management of our operating businesses and is entitled to receive base management fees and potentially performance fees for the provision of its services. The Macquarie employees who serve as our seconded executive officers have been seconded to us by our Manager on a full-time basis and we do not pay any compensation to them. Under our Management Services Agreement, the services performed for the Company by our Manager are provided at our Manager’s expense, including all the compensation of our seconded executives. The elements of the compensation program for our seconded executive officers derive from the general program established for employees of Macquarie. Macquarie’s approach is designed to drive shareholder returns over the short and long term, both for Macquarie shareholders as well as for shareholders of the entities managed by Macquarie, such as holders of our shares. Macquarie’s compensation program supports the overarching objective of delivering strong performance over the short and long term while prudently managing risk by focusing on two main objectives: aligning the interests of staff and shareholders and attracting, motivating and retaining high-quality and ethical people.
At our 2020 Annual Meeting, shareholders expressed support for our seconded executive officers’ compensation, with 79.9% of the votes approving, on an advisory basis, our executive compensation for fiscal year 2019. We have continued to engage with our shareholders to understand and address our shareholders’ views on how our seconded executive officers are paid. See “Compensation Discussion and Analysis — 2020 Say on Pay Advisory Vote” for a description of our shareholder engagement efforts.
We are asking our shareholders to approve, on an advisory basis, the compensation for fiscal year 2020 of our seconded executive officers as described on pages 25-36 of this proxy statement. Total 2020 executive compensation includes profit share amounts paid in May 2020 on account of performance in 2019. This vote is advisory and, therefore, will not affect the existing compensation or be binding on our Company or our Manager. However, our Company values the opinions of our shareholders and will carefully consider, and will inform our Manager of, the outcome of this vote.
The following resolution is submitted for a shareholder vote at the Annual Meeting:
“RESOLVED, that the shareholders of the Company approve, on a non-binding advisory basis, the compensation of the Company’s seconded executive officers as disclosed in the proxy statement for the 2021 Annual Meeting pursuant to Item 402 of Regulation S-K, including the “Compensation Discussion and Analysis” section and the compensation tables and related narrative discussion set forth in such proxy statement.”
RECOMMENDATION OF THE BOARD
Our board recommends that you vote FOR the approval, on an advisory basis, of the compensation of our seconded executive officers as disclosed in this proxy statement.

Proposal 3 Approval, On An Advisory Basis, Of Executive Compensation	25
COMPENSATION DISCUSSION AND ANALYSIS

GENERAL
As discussed above, we have a Management Services Agreement with our Manager, a member of Macquarie, pursuant to which they are responsible for and oversee the management of our operating businesses in exchange for certain fees. The Company does not have any employees. The Macquarie employees who serve as our seconded executive officers have been assigned, or seconded, to us by our Manager on a full-time basis.
We do not pay any compensation to our seconded executive officers. Our Manager is responsible for the expenses related to all services performed for the Company, including all the compensation of our seconded executive officers. Our seconded executive officers have a fiduciary duty to act in the best interests of our Company and their interests are strongly aligned with our shareholders’ interests:
•
Our Company pays a base management fee to Macquarie in accordance with the Management Services Agreement. Performance fees may also be payable based on our Company’s ongoing out-performance relative to benchmarks. These fees are set forth below under “Certain Relationships and Related Party Transactions”.

•	The compensation system adopted by Macquarie, discussed in detail below, further links the compensation of the seconded executive officers to our performance.
•	Macquarie holds a significant interest in our Company and has generally reinvested its fees in our Company’s shares. On March 26, 2021, Macquarie had a 16.1% interest in our Company.
•
The staff of Macquarie understand that the relationship with a Macquarie-managed entity such as ours is long-term, ongoing and important to Macquarie’s continued success. They take a long-term approach to adding value in connection with the managed entities rather than solely focusing on the fees that would result from any one transaction.

The purpose of this compensation discussion and analysis is to provide our investors with information about the components of the compensation paid by Macquarie to our seconded executive officers, Mr. Frost, our chief executive officer and a Macquarie Executive Director, and Mr. O’Neil, our chief financial officer and a Macquarie Executive Director as well as the policies and objectives served by Macquarie’s compensation program. Mr. O’Neil succeeded Mr. Stewart as chief financial officer, effective September 1, 2020. From this date, Mr. Stewart no longer held the title or the role of chief financial officer and was no longer an executive officer of the Company.
HOW MACQUARIE’S COMPENSATION PROGRAM ALIGNS WITH OUR PERFORMANCE
The elements of the compensation program for our seconded executives are derived from the general program established for employees of Macquarie, including the input provided by our compensation committee. Macquarie’s compensation program supports its overarching objective of delivering strong company performance over the short and long-term, while prudently managing risk. The approach to compensation is a partnership where profits are shared between shareholders and staff, delivering sustained results for clients and customers. The board of directors of Macquarie (“the Macquarie board”) believes this approach is a key driver of Macquarie’s sustained success and has been fundamental in attracting, motivating and retaining exceptional, entrepreneurial and ethical people across the global markets in which it operates. Our ongoing performance is critically dependent on the skill, experience, and caliber of Macquarie’s team of executives, including our seconded executive officers, for whose services Macquarie must compete in the world’s major financial centers.
Base management fees earned by our Manager under our Management Services Agreement are based on the market capitalization of our Company less cash on hand at the holding company. Performance fees, if any, are based on ongoing out-performance of the Company over a utilities benchmark. Such fees form a part of Macquarie’s revenue and are directly linked to the operating results of the businesses owned by the Company. The interests of Macquarie and our seconded executive officers are directly aligned with those of our shareholders because successfully managing our operating businesses and improving our Company’s performance drives an increase in Macquarie’s net profit after tax.
2020 SAY-ON-PAY ADVISORY VOTE
At our 2020 annual meeting of shareholders, 79.9% of the votes cast approved, on an advisory basis, our 2019 executive compensation. We have continued to engage with our shareholders to understand and address their views related to how our seconded executive officers are paid:
•	we successfully engaged with shareholders representing the majority of our outstanding shares;
•	our chief executive officer, chief financial officer and head of investor relations participated in meetings with shareholders; and
•	we received positive feedback with respect to the steps taken to enhance the level of detail included in our public disclosures and the continued execution of our strategy.

26	Macquarie Infrastructure Corporation Proxy Statement and Notice of 2021 Annual Meeting
STOCK OWNERSHIP GUIDELINES
In October 2018, in response to feedback received during our engagement with our shareholders, we instituted stock ownership requirements for our seconded executive officers. Beginning in January 2022, our chief executive officer and our chief financial officer were to have been required to purchase and maintain a position in shares of the Company’s common stock equal to at least six times and two times, respectively, such officer’s base compensation. Since 2018 and prior to the announcement of our intent to pursue strategic alternatives for the Company, Mr. Frost and Mr. O’Neil acquired 46,790 and 8,700 shares of Company stock, respectively, via open market purchases. However, because of limitations on buying and selling our shares imposed on our seconded officers during our pursuit of strategic alternatives, the Compensation Committee has temporarily waived the stock ownership requirements.
ELEMENTS OF MACQUARIE’S COMPENSATION PROGRAM
Macquarie’s executive compensation program as it relates to our seconded officers consists of two elements: fixed compensation and annual discretionary profit share. The following description relates to Macquarie’s compensation program for Macquarie’s fiscal year ended March 31, 2020.
FIXED COMPENSATION
Fixed compensation for our seconded executive officers consists of annual base salary and benefits that include: life insurance, accidental death, disability and dismemberment (“AD&D”) insurance, long-term and short-term disability insurance, medical, dental and vision coverage, and matching employer contributions under Macquarie’s 401(k) retirement plan.
Base Salary. Annual base salary reflects technical and functional expertise, role scope, market practice, and regulatory requirements. However, fundamental to Macquarie’s compensation philosophy is the principle that a significant amount of the compensation be at risk and dependent upon performance. Mr. Frost’s annual base salary increased to $600,000 on July 1, 2020. Mr. O’Neil’s annual base salary was $400,000. Mr. Stewart’s annual base salary remained at $375,000 through the date of his resignation from his position as chief financial officer of our Company.
VARIABLE COMPENSATION - ANNUAL PROFIT SHARE
The amount of variable compensation awarded to each seconded executive officer is ultimately based on the discretion of the Macquarie board taking into consideration the factors listed under “Profit Share Allocation Determination.” Compensation paid by Macquarie to our seconded executive officers is described in detail below.
Macquarie employs profit share arrangements for staff, including our seconded executive officers, to encourage strong performance and to reward all staff who have contributed to the growth of Macquarie-managed entities. These arrangements also create incentives for, and encourage long-term commitment among, executives working in the interests of Macquarie-managed entities that may experience some short-term market underperformance or other short-term declines in profitability due to macroeconomic factors or other extraordinary circumstances, even though the underlying assets may be performing well.
The Macquarie board retains discretion to determine the final amount of profit share allocated to reflect internal or external factors if deemed in the interests of Macquarie and shareholders.
Once total profit share allocations are determined, a portion is payable directly in cash, and the remainder is retained over several years. Of the retained component, a portion is notionally invested in a fund of Macquarie-managed entities (either via the Directors’ Profit Share plan (“DPS Plan”) for Macquarie Executive Directors or the Notional Investment policy (“NI Policy”) for non-Executive Directors) and a portion is retained in restricted share units of Macquarie Group Limited equity under the Macquarie Group Employee Retained Equity Plan (“MEREP”). All retained profit share allocations are subject to multi-year vesting.
Profit Share Allocation Determination. For Macquarie’s fiscal year ended March 31, 2020, amounts allocated to Messrs. Frost, O’Neil, and Stewart were determined based upon the recommendation of the Global Head of Macquarie Asset Management taking into account a detailed assessment at the business group and individual levels (described in greater detail below). Profit share is determined with respect to Macquarie’s fiscal years ending March 31st of each year and therefore, does not reflect subsequent events or our performance for the remainder of each calendar year.
Our compensation committee participates with our Manager in the annual process of setting performance objectives, evaluating actual performance and providing input to our Manager on compensation decisions.
Macquarie determined the level of profit share allocated to Messrs. Frost, O’Neil, and Stewart based predominantly on their individual contribution to the performance of our Company including the following elements:
•	operational performance of our underlying businesses;
•	management and leadership of our Company and the businesses under the control of our Company;
•	effective risk management and compliance;
•	effective capital management; and,
•	factors relating to people leadership and professional conduct consistent with Macquarie’s Code of Conduct and values and enhancing Macquarie’s and the Company’s reputation and track record.

Proposal 3 Approval, On An Advisory Basis, Of Executive Compensation	27
Mr. Frost: The specific factors considered in determining Mr. Frost’s profit share included his role in:
•	ongoing efforts related to our pursuit of strategic alternatives;
•	delivery of financial performance consistent with Company forecasts;
•	recruiting, onboarding, developing and rewarding C-level personnel in our operating companies;
•	effectively marketing the Company’s securities to investors and potential investors;
•	effectively managing and leading our Company;
•	serving as a director of our Company and the Chairman of our Company’s operating entities;
•	embedding an appropriate risk culture in the organization; and,
•	delivering an acceptable safety result for the year.
Mr. O’Neil: The specific factors considered in determining Mr. O’Neil’s profit share for the period included his role in:
•	efforts related to our pursuit of strategic alternatives;
•	efforts related to mitigation of the onset of the COVID-19 pandemic, including:
•	management of capital and liquidity;
•	implementation of business continuity plans, constitution of our Business Resilience Team; and,
•	Oversight of our Atlantic Aviation and IMTT businesses as asset director, including initiation of cost savings strategies.
Mr. Stewart: The specific factors considered in determining Mr. Stewart’s profit share for the period included his role in:
•	efforts related to our pursuit of strategic alternatives;
•	the oversight of the finance functions of our Company and each of our operating businesses;
•	the recruitment of key finance personnel;
•	managing the Company’s relationship with lenders
and rating agencies;
•	serving as director of the Company’s operating entities; and,
•	effective remediation of the Company’s material weakness in financial reporting; and
•	the effective marketing of the Company’s securities.
The chart below illustrates the profit share allocations for Macquarie’s fiscal year ended March 31, 2020 for each of our seconded executive officers:
		Retained Component ($)
Executive	Cash ($)	DPS Plan	NI Policy	MEREP(1)	TOTAL ($)
Christopher Frost	1,050,000	787,500	-	262,500	2,100,000
Nick O’Neil	960,000	480,000	-	160,000	1,600,000
Liam Stewart(2)	462,000	-	69,000	69,000	600,000
(1)	Grant date fair value of Messrs. Frost’s, O’Neil’s, and Stewart’s MEREP awards were $333,076, $203,020, and $87,461, respectively.
(2)	Mr. Stewart forfeited 100% of his awards under the unvested NI Policy retention and MEREP upon his termination of employment on September 16, 2020.
Retained Portion of Profit Share
Deferral and retention arrangements apply to a portion of allocated profit to provide significant long-term alignment with shareholders and customers as well as enabling risk outcomes to be considered over longer periods. For each year’s allocation, once the vesting period has been determined, it remains fixed for that allocation.

28	Macquarie Infrastructure Corporation Proxy Statement and Notice of 2021 Annual Meeting
The table below sets out a summary of how the current arrangements apply to Messrs. Frost’s, O’Neil’s, and Stewart’s profit share allocation, for Macquarie’s fiscal year ended March 31, 2020.
Key Area	Executive Director Christopher Frost	Executive Director Nick O’Neil	Division Director Liam Stewart
Amount of profit share retained	50%	40%	23%
How retained profit share is invested	Invested in a combination of Macquarie shares (“MEREP”) and Macquarie-managed funds under the Directors’ Profit Share Plan (“DPS Plan”)	Invested in a combination of Macquarie shares (“MEREP”) and Macquarie-managed funds under the Directors’ Profit Share Plan (“DPS Plan”)	Invested in a combination of Macquarie shares (“MEREP”) and Macquarie-managed funds under the Notional Investment policy (“NI Policy”)
Vesting and release of retained profit share	All retained amounts vest and are released in equal installments in years three, four and five from the retention date (see also forfeiture below)	All retained amounts vest and are released in equal installments in years three, four and five from the retention date (see also forfeiture below)	All retained amounts vest and are released in equal installments in years two, three and four from the retention date
Forfeiture of retained profit share
Retained profit share is subject to forfeiture upon leaving Macquarie except in certain circumstances (such as retirement from Macquarie, redundancy, death, serious incapacitation, disability, serious ill-health or other limited exceptional circumstances).

Where discretion has been exercised to accelerate the vesting of retained profit share for any departing Executive Director, the Macquarie board may reduce or eliminate their retained profit share, if it is determined that the Executive Director has at any time during their employment or during the relevant release period within two years of terminating their employment committed a Malus Event or a Post Employment Event.
Mr. Stewart forfeited 100% of his unvested NI Policy retention and MEREP upon his termination of employment with Macquarie on September 16, 2020.
Minimum shareholding requirement in Macquarie Group Limited Shares
Required to hold the deemed after-tax equivalent of 10% of all profit share allocations over the last five equivalent years in Macquarie shares (which may be satisfied by the above profit share retention requirements)

Required to hold the deemed after-tax equivalent of 10% of all profit share allocations over the last five equivalent years in Macquarie shares (which may be satisfied by the above profit share retention requirements)
Not applicable
The features of the Directors’ Profit Share Plan, the Notional Investment Policy and details of 2020 retention for Messrs. Frost, O’Neil, and Stewart under each are outlined below.
The Directors’ Profit Share Plan (“DPS Plan”)
The DPS Plan comprises exposure to a notional portfolio of Macquarie-managed funds. These retained amounts for Executive Directors are notionally invested over the retention period, meaning that Executive Directors do not directly hold securities. However, the value of the retained amounts will vary as if these amounts were directly invested in actual securities. For Mr. Frost and Mr. O’Neil, a portion of the amount retained in 2020 was notionally invested in cash and a portion was notionally invested in Macquarie-managed funds.
The Notional Investment Policy (“NI Policy”)
The NI Policy applies to staff other than Executive Directors and, similar to the DPS Plan, comprises exposure to a notional portfolio of Macquarie-managed funds. These retained amounts for non-Executive Directors are notionally invested over the retention period. For Mr. Stewart, the amount retained in 2020 was notionally invested in cash and a portion was notionally invested in Macquarie-managed funds.
The Macquarie Group Employee Retained Equity Plan (“MEREP”)
Equity awards through the MEREP, in the U.S., will generally be in the form of units comprising a beneficial interest in restricted Macquarie shares (ASX: MQG) held in a trust for staff members (referred to as restricted share units). The participant is entitled to receive dividends on the restricted share units and direct the Trustee how to exercise voting rights on the shares.
POST-TERMINATION COMPENSATION AND BENEFITS
On October 3, 2017, Mr. Frost executed his current employment agreement with Macquarie Corporate Holdings Limited. Under the employment agreement, he holds the position of Executive Director. Mr. Frost was assigned to Macquarie Holdings (USA) Inc. and seconded to our Company as chief executive officer from January 1, 2018. Mr. O’Neil entered into his current employment agreement with Macquarie Holdings (USA) Inc. on July 6, 2016. Under the employment agreement, he holds the position of Executive Director. Under the employment agreement, Mr. O’Neil is currently seconded to our Company as chief financial officer. Mr. Stewart resigned from his position as chief financial officer of our Company effective August 31, 2020, but remained employed through September 16, 2020. See “Executive Compensation — Employment Agreements” below for further discussion.

Proposal 3 Approval, On An Advisory Basis, Of Executive Compensation	29
The employment agreements provide for termination of employment by either Macquarie or the executive upon twelve weeks’ notice for Mr. Frost and for Mr. O’Neil. Macquarie sponsors a severance plan for U.S.-based staff that it believes is comparable to plans typically offered by other U.S. employers. The MEREP, DPS Plan, NI Policy, and Macquarie’s profit share arrangements also have specific provisions relating to termination events as described under “Executive Compensation — Potential Payments on Termination or Change in Control” below.
MACQUARIE’S COMPENSATION PRINCIPLES
Macquarie’s longstanding and consistent approach to compensation continues to support the overarching objective of delivering strong performance over the short and long-term, while prudently managing risk and reinforcing Macquarie’s Code of Conduct and What We Stand For. Macquarie’s board recognizes that to achieve this objective, Macquarie must attract, motivate and retain exceptional people with deep industry expertise while aligning their interests with shareholders to meet the needs of clients and customers while ensuring that regulatory requirements are upheld. This broad approach has been in place since Macquarie’s inception, evolving over time to ensure the framework continues to meet its overall objectives.
Macquarie’s compensation approach has been a key driver of its sustained success as an international organization. Staff are motivated to grow businesses over the medium to long-term, taking accountability for all decisions and their accompanying risk management, customer, economic and reputational consequences.
This approach has been fundamental in ensuring Macquarie can continue to attract, motivate and retain exceptional, entrepreneurial and ethical people across the global markets in which it operates. Macquarie hires world-class people in 31 highly competitive markets. These people come from, and compete in, various industry sectors (including hedge funds, private equity firms, global investment banks, fund managers, advisory boutiques, commodity houses and other banks as well as industries which are not specific to banking or financial services, for example, technology, accounting and engineering) across many jurisdictions.
The following principles in Macquarie’s compensation approach drive shareholder returns by aligning the interests of staff and shareholders and by attracting and retaining high-quality talent:
•	emphasizing performance-based remuneration taking into consideration an individual’s overall contribution to Macquarie;
•	determining variable remuneration as a share of profits (not a short-term bonus) creating a true partnership between staff and shareholders to deliver sustained results for our customers and clients;
•
driving behaviors which reflect Macquarie’s risk culture by motivating staff to be accountable for all decisions within the business and their accompanying risk management, customer, economic and reputational consequences;

•	delivering remuneration in a way that provides significant long-term alignment with shareholders;
•	remunerating high performing staff appropriately, relative to global peers, so they are attracted to and stay with Macquarie; and,
•	providing consistent arrangements over time to give staff the confidence to pursue multi-year initiatives.
RESPONSIBILITY FOR MACQUARIE’S COMPENSATION PROGRAM
The Macquarie board has a board remuneration committee (“BRC”) whose objective is to assist the Macquarie board with Macquarie’s compensation policies and practices. The BRC reviews individual compensation and profit share recommendations, including for our seconded executive officers, above certain thresholds and approves other compensation recommendations made outside of Macquarie’s policy relating to individuals or groups of individuals (unless required to be approved by the Macquarie board), material changes to pension arrangements and changes to compensation policies not requiring full Macquarie board approval.
Responsibility for the determination of individual compensation and profit share recommendations, for the 2020 remuneration cycle rested with the Global Head of Macquarie Asset Management.
These recommendations are subject to review by Macquarie Group’s remuneration and promotions committee, a committee of Macquarie executive management. The recommendations relating to fixed remuneration changes and profit share allocations are ultimately approved by the BRC in the aggregate.
Based on a review of the analysis and conclusions regarding compensation provided by the BRC in 2020, the non-Executive Directors of the Macquarie board believe that Macquarie’s longstanding remuneration approach continues to support the overarching objective of delivering strong company performance over the short and long-term, while prudently managing risk.

30	Macquarie Infrastructure Corporation Proxy Statement and Notice of 2021 Annual Meeting
COMPENSATION COMMITTEE REPORT

Our compensation committee comprises our six independent directors. A copy of our compensation committee charter is available on the Company’s website at www.macquarie.com/mic under “About MIC / Governance”. In addition, all members of our compensation committee are “non-employee directors” within the meaning of Section 16 of the Exchange Act. The responsibilities of our compensation committee during 2020 included reviewing our Manager’s performance of its obligations under the Management Services Agreement, reviewing the remuneration of our Manager, participating with our Manager in setting performance targets for, and evaluating the performance of, the seconded executive officers, determining the compensation of the independent directors, granting rights to indemnification and reimbursement of expenses to our Manager and any seconded individuals and making recommendations to our board regarding the Company’s equity-based and incentive compensation plans, policies and programs. Our compensation committee operates under a written charter adopted by our board, reflecting the NYSE rules for compensation committees in light of the Company’s external management structure.
As described in the section “Director Compensation Fiscal Year 2020” in this proxy statement, our independent directors receive an annual cash retainer for serving on our board, fees for each committee meeting which they attend and an annual cash retainer for each committee they chair and for being lead independent director. In addition, independent directors are compensated with director share units that are granted under our 2014 Independent Directors’ Equity Plan and receive reimbursement for certain reasonable expenses related to their service as directors.
This report on executive compensation for 2020 is provided by the undersigned members of the compensation committee of our board.
Our compensation committee has reviewed and discussed the Compensation Discussion and Analysis with the Company’s management. Although the Company’s seconded executive officers are not employed or compensated by the Company, the Compensation Discussion and Analysis reflects details of the compensation elements and objectives of Macquarie. Based on this, and including discussions with and information provided by Macquarie, our compensation committee has recommended to our board, and our board has approved, the inclusion of the Compensation Discussion and Analysis in this Proxy Statement and its incorporation by reference into the Company’s Annual Report on Form 10-K for the year ended December 31, 2020.
Members of the Compensation Committee
Ouma Sananikone, Chair
Amanda Brock
Norman H. Brown, Jr.
Maria Jelescu-Dreyfus
Ronald Kirk
H.E. (Jack) Lentz
The information contained in the report above shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor shall such information be incorporated by reference into any future filing under the Exchange Act or the Securities Act of 1933, as amended, or the Securities Act, except to the extent that we specifically incorporate it by reference in such filing.

Proposal 3 Approval, On An Advisory Basis, Of Executive Compensation	31
EXECUTIVE COMPENSATION
SUMMARY COMPENSATION TABLE
The following table sets forth the compensation earned by Messrs. Frost, O’Neil, and Stewart during our fiscal years ended December 31, 2020, 2019, and 2018.
Name & Principal Position	Year	Salary(4) ($)	Bonus(5) ($)	Stock Awards(6) ($)	All Other Compensation(7) ($)	Total ($)
Christopher Frost – Chief Executive Officer(1)	2020	500,000	1,837,500	333,076	10,404	2,680,980
	2019	400,000	2,312,500	196,721	11,990	2,921,211
	2018	400,000	699,717	50,675	888	1,151,280
Nick O’Neil – Chief Financial Officer(2)	2020	400,000	1,440,000	203,020	13,603	2,056,623
Liam Stewart – Former Chief Financial Officer(3)	2020	290,505	531,000	87,461	5,667	914,633
	2019	337,500	531,000	72,368	32,674	973,542
	2018	300,000	602,221	73,331	35,666	1,011,218
(1)	Mr. Frost became Chief Executive Officer of our Company on January 1, 2018. Bonus and stock awards for 2018 represents Mr. Frost's service for the Company from January 1, 2018 through March 31, 2018.
(2)	Mr. O’Neil was appointed Chief Financial Officer of our Company effective September 1, 2020.
(3)
Mr. Stewart resigned from his position as chief financial officer of our Company effective August 31, 2020, but remained employed through September 16, 2020. Compensation information above reflects all compensation received through September 16, 2020. Mr. Stewart’s 2020 salary amount also includes payment for unused vacation totaling $23,438.

(4)	Salary amounts reflect salary earned from the period of January 1st to December 31st of each year.
(5)
Bonus amounts include the cash portion of the profit share allocated during Macquarie’s fiscal years ended March 31, 2020, 2019, and 2018 and therefore reflect performance metrics and incentives through those dates and do not reflect subsequent events or performance for the remainder of each calendar year.

For Mr. Frost, the cash portions of the 2020, 2019, and 2018 bonus were $1,050,000, $1,750,000, and $301,701, respectively. For Mr. Frost, the bonus amount for 2020, 2019, and 2018 also included $787,500, $562,500, and $150,851, respectively, of which $527,625, $376,875, and $101,070, respectively, were notionally invested in the DPS Plan in cash and $259,875, $185,625, and $49,781, respectively, were notionally invested in Macquarie-managed funds. See “Nonqualified Deferred Compensation in Fiscal Year 2020.”
For Mr. O’Neil, the cash portion of the 2020 bonus was $960,000. The bonus amount for 2020 also included $480,000, all of which was notionally invested in the DPS Plan in Macquarie-managed Funds. See “Nonqualified Deferred Compensation in Fiscal Year 2020.”
For Mr. Stewart, the cash portions of the 2020, 2019, and 2018 bonus were $462,000, $462,000, and $329,441, respectively. For Mr. Stewart, the bonus amount for 2020, 2019, and 2018 also included $69,000, $69,000, and $72,780, respectively, of which $34,500, $34,500, and $72,780, respectively, were notionally invested under the NI Policy in cash and $34,500, $34,500, and $0, respectively, were notionally invested in Macquarie-managed funds. See “Nonqualified Deferred Compensation in Fiscal Year 2020.”
For Mr. Frost and Mr. Stewart, the 2018 bonus amounts also include deferred compensation of $247,165 and $200,000, respectively. Mr. Frost was also awarded an additional $1,320,335 in deferred compensation, representing a portion of his compensation for services to Macquarie prior to his secondment to the Company. The 2018 deferred compensation was expected to be paid as profit share for Macquarie’s fiscal year ended March 31, 2020 in recognition of past contributions and also as an incentive towards continued employment with Macquarie but payment was deferred and is instead expected to be paid as profit share for Macquarie’s fiscal year ended March 31, 2021. The awards are conditional on the achievement of key performance indicators (“KPIs”) relating to the performance of our Company. Mr. Stewart’s award was forfeited upon his termination of employment on September 16, 2020. The award to Mr. Frost is conditional on Mr. Frost abiding by the material terms and conditions of his employment agreement with Macquarie and Macquarie’s determination that there have been no risk or compliance breaches by Mr. Frost. Subject to the above conditions being met, payment of the deferred compensation will be made (in part or in full) in 2021 as profit share and be subject to Macquarie’s retention arrangements in place at that time.
(6)
Represents the grant date fair value of restricted share unit awards pursuant to the MEREP, computed in accordance with FASB ASC Topic 718, based on the closing price of Macquarie Group Limited shares (ASX:MQG) on the date of grant. The 2020, 2019, and 2018 MEREP awards were granted on June 9, 2020, June 24, 2019, and June 21, 2018, respectively, at a closing price of Macquarie Group Limited shares of AUD $124.40, AUD $126.62, and AUD $122.73, respectively. The 2020, 2019, and 2018 grant date values have been converted from Australian dollars to U.S. dollars using the Federal Reserve Bank noon buying rate effective on December 31, 2020 of $0.7709 to AUD $1.00, December 31, 2019 of $0.7030 to AUD $1.00, and December 31, 2018 of $0.7046 to AUD $1.00. See “Grants of Plan Based Awards in Fiscal Year 2019.”

For Mr. Frost, $262,500, $187,500, and $50,283 of his profit share was retained and invested in Macquarie restricted share units through the MEREP for 2020, 2019, and 2018, respectively. This equated to 3,473, 2,210, and 586 restricted share units for 2020, 2019, and 2018, respectively, with a grant date fair value of $333,076, $196,721, and $50,675, respectively.
For Mr. O’Neil, $160,000 of his profit share was retained and invested in Macquarie restricted share units through the MEREP for 2020. This equated to 2,117 restricted share units for 2020 with a grant date fair value of $203,020.
For Mr. Stewart, $69,000, $69,000, and $72,779 of his profit share was retained and invested in Macquarie restricted share units through the MEREP for 2020, 2019, and 2018, respectively. This equated to 912, 813, and 848 restricted share units for 2020, 2019, and 2018, respectively, with a grant date fair value of $87,461, $72,368, and $73,331, respectively.
These amounts represent profit share earned during Macquarie’s fiscal years ended March 31, 2020, 2019, and 2018 and therefore reflect performance metrics and incentives through those dates and do not reflect subsequent performance. For further discussions on retained profit share and MEREP awards, see “Grants of Macquarie Restricted Share Units” below.
(7)
All other compensation represents dividends and distributions paid on the MEREP awards and the total value of employer-provided 401(k) contributions for the years ended December 31, 2020, 2019, and 2018. For 2020, 2019, and 2018, Mr. Frost received ordinary dividends on Macquarie restricted shares through the MEREP of $10,404, $11,990, and $888, respectively. For 2020, Mr. O’Neil received ordinary dividends of Macquarie restricted shares through the MEREP of $2,203. For 2020, 2019, and 2018, Mr. Stewart received ordinary dividends on Macquarie restricted share units through the MEREP of $5,667, $21,474, and $24,666, respectively.

Mr. Frost did not participate in the employer-provided 401(k) during 2020, 2019 or 2018. Employer-provided 401(k) contributions for Mr. O’Neil was $11,400 for 2020. Employer-provided 401(k) contributions for Mr. Stewart were $11,200 and $11,000 for 2019 and 2018, respectively. Mr. Stewart did not participate in the employer-provided 401(k) during 2020.

32	Macquarie Infrastructure Corporation Proxy Statement and Notice of 2021 Annual Meeting
GRANTS OF PLAN BASED AWARDS IN FISCAL YEAR 2020
The following table presents information on plan-based awards granted in fiscal year 2020 to Messrs. Frost, O’Neil, and Stewart in the Summary Compensation Table.
Name	Grant Date	Approval Date	Awards: Number of Shares of Stock or Units	Grant Date Fair Value of Stock(1) Awards ($)
Christopher Frost	June 9, 2020	May 7, 2020	3,473	333,076
Nick O’Neil	June 9, 2020	May 7, 2020	2,117	203,020
Liam Stewart	June 9, 2020	May 7, 2020	912	87,461
(1)
Amounts reflect 2020 profit share retained and granted in 2020 as MEREP awards in the form of restricted share units (converted from Australian dollars to U.S. dollars using the Federal Reserve Bank noon buying rate effective on December 31, 2020 of $0.7709 to AUD $1.00).

GRANTS OF MACQUARIE RESTRICTED SHARE UNITS
As discussed above, for fiscal years 2020, 2019, and 2018, amounts shown in the Summary Compensation Table include a portion of profit share that was retained and was subsequently delivered in the form of Macquarie restricted share units through the MEREP. Restricted share units representing the 2020, 2019, and 2018 retained profit share were granted on June 9, 2020, June 24, 2019, and June 21, 2018, respectively, for our seconded executive officers at a closing price per Macquarie share of AUD $124.40, AUD $126.62, and AUD $122.73, respectively. Upon vesting (as described below), the holding restriction will be removed and the employee will be able to withdraw these share units.
For Mr. Frost, $262,500, $187,500, and $50,283 was retained in 2020, 2019, and 2018, respectively, and converted into Macquarie restricted share units through the MEREP. For 2020, this equated to 3,473 restricted share units awarded under the MEREP calculated using the average of the daily volume weighted average price (VWAP) of Macquarie ordinary shares traded on the ASX over the period from May 25, 2020 up to and including June 5, 2020 of AUD $112.15. These restricted share units vest, in accordance with the Executive Director vesting schedule, in three equal installments on the ex-dividend date for the final ordinary dividend, or if there is no final ordinary dividend, the 7th trading day within a Macquarie staff trading window on or after May 1st of each year from 2023 to 2025. For 2019, this equated to 2,210 restricted share units awarded under the MEREP calculated using the average purchase price of Macquarie ordinary shares purchased over the period from May 13, 2019 up to and including June 24, 2019 of AUD $122.37. These restricted share units vest, in accordance with the Executive Director vesting schedule, in three equal installments on the ex-dividend date for the final ordinary dividend, or if there is no final ordinary dividend, the 7th trading day within a Macquarie staff trading window on or after May 1st of each year from 2022 to 2024. For 2018, this equated to 586 restricted share units awarded under the MEREP calculated using the average purchase price of Macquarie ordinary shares purchased over the period from May 14, 2018 up to and including June 21, 2018 of AUD $113.76. These restricted share units vest, in accordance with the Executive Director vesting schedule, in three equal installments on the ex-dividend date for the final ordinary dividend, or if there is no final ordinary dividend, the 7th trading day within a Macquarie staff trading window on or after May 1st of each year from 2021 to 2023.
For Mr. Stewart, $69,000, $69,000, and $72,779 was retained in 2020, 2019, and 2018, respectively, and converted into Macquarie restricted share units through the MEREP. For 2020, this equated to 912 restricted share units awarded under the MEREP calculated using the average of the daily VWAP of Macquarie ordinary shares traded on the ASX over the period from May 25, 2020 up to and including June 5, 2020 of AUD $112.15. These restricted share units vest, in accordance with the Division Director vesting schedule, in three equal installments on the ex-dividend date for the final ordinary dividend, or if there is no final ordinary dividend, the 7th trading day within a Macquarie staff trading window on or after May 1st of each year from 2022 to 2024. For 2019, this equated to 813 restricted share units awarded under the MEREP calculated using the average purchase price of Macquarie ordinary shares purchased over the period from May 13, 2019 up to and including June 24, 2019 of AUD $122.37. These restricted share units vest, in accordance with the Division Director vesting schedule, in three equal installments on the ex-dividend date for the final ordinary dividend, or if there is no final ordinary dividend, the 7th trading day within a Macquarie staff trading window on or after May 1st of each year from 2021 to 2023. For 2018, this equated to 848 restricted share units awarded under the MEREP calculated using the average purchase price of Macquarie ordinary shares purchased over the period from May 14, 2018 up to and including June 21, 2018 of AUD $113.76. These restricted share units vest, in accordance with the Division Director vesting schedule, in three equal installments on the ex-dividend date for the final ordinary dividend, or if there is no final ordinary dividend, the 7th trading day within a Macquarie staff trading window on or after May 1st of each year from 2020 to 2022.
For Mr. O’Neil, $160,000 was retained in 2020 and converted into Macquarie restricted share units through the MEREP. this equated to 2,117 restricted share units awarded under the MEREP calculated using the average of the daily VWAP of Macquarie ordinary shares traded on the ASX over the period from May 25, 2020 up to and including June 5, 2020 of AUD $112.15. These restricted share units vest, in accordance with the Executive Director vesting schedule, in three equal

Proposal 3 Approval, On An Advisory Basis, Of Executive Compensation	33
installments on the ex-dividend date for the final ordinary dividend, or if there is no final ordinary dividend, the 7th trading day within a Macquarie staff trading window on or after May 1st of each year from 2023 to 2025.
RETAINED CASH PORTION OF PROFIT SHARE
See “Nonqualified Deferred Compensation in Fiscal Year 2020” below for further information regarding the retained cash portion of the profit share for Messrs. Frost, O’Neil, and Stewart as of December 31, 2020.
EMPLOYMENT AGREEMENTS
Employment Agreement with Christopher Frost. On October 3, 2017, Mr. Frost executed his current employment agreement with Macquarie Corporate Holdings Limited. Under the employment agreement he holds the position of Executive Director. Mr. Frost was assigned to Macquarie Holdings (USA) Inc. and seconded to Macquarie Infrastructure Corporation as chief executive officer from January 1, 2018. Mr. Frost’s annual base salary increased to $600,000 from July 1, 2020. Under Mr. Frost’s employment agreements, he is eligible to participate in Macquarie’s profit share arrangements, Macquarie’s pension arrangements, and health insurance coverage, and will be eligible for five-weeks of vacation time and sick time as provided to other employees at his level. In addition, Mr. Frost is eligible to be reimbursed for reasonable and necessary out-of-pocket expenses incurred by him in connection with the performance of his duties and in accordance with the applicable expense policy.
Employment Agreement with Nick O’Neil. On July 6, 2016, Mr. O’Neil executed his current employment agreement with Macquarie Holdings (U.S.A.) Inc. Under the employment agreement he holds the position of Executive Director. Mr. O’Neil was assigned to Macquarie Holdings (USA) Inc. and seconded to Macquarie Infrastructure Corporation as chief financial officer from September 1, 2020. Mr. O’Neil’s annual base salary was $400,000 in 2020. Under Mr. O’Neil’s employment agreements, he is eligible to participate in Macquarie’s profit share arrangements, Macquarie’s pension arrangements, and health insurance coverage, and will be eligible for four-weeks of vacation time and sick time as provided to other employees at his level. In addition, Mr. O’Neil is eligible to be reimbursed for reasonable and necessary out-of-pocket expenses incurred by him in connection with the performance of his duties and in accordance with the applicable expense policy.
See “Potential Payments on Termination or Change in Control” for further information regarding these employment agreements.
OUTSTANDING EQUITY AWARDS AT 2020 FISCAL YEAR-END
The following table sets forth a summary of all outstanding equity awards, consisting of Macquarie Group Limited shares, held by Messrs. Frost and O’Neil as of December 31, 2020. The number of Macquarie ordinary shares presented below reflects such adjustment with respect to outstanding shares under the MEREP. Upon resignation from his role, Mr. Stewart forfeited 2,883 restricted share units.
Name	Grant Date	Number of Shares or Units of Stock That Have Not Vested(1)	Market Value of Shares or Units of Stock That Have Not Vested at December 31, 2020(2) ($)
Christopher Frost	Jun. 21, 2018	586	62,558
	Jun. 24, 2019	2,210	235,927
	Jun. 9, 2020	3,473	370,775
Nick O’Neil	Jun. 9, 2020	2,117	225,999
(1)
The restricted share units that relate to the profit share vest on the ex-dividend date for the final ordinary dividend, or if there is no final ordinary dividend, the 7th trading day within a Macquarie staff trading window on or after May 1st on the third, fourth and fifth anniversaries of the date of the initial profit share allocations for Messrs. Frost and O’Neil. The restricted share units granted on June 21, 2018 relate to the 2018 profit share and vest in three equal installments on the ex-dividend date for the final ordinary dividend, or if there is no final ordinary dividend, the 7th trading day within a Macquarie staff trading window on or after May 1st of 2021, 2022, and 2023 for Mr. Frost. The restricted share units granted on June 24, 2019 relate to the 2019 profit share and vest in three equal installments on the ex-dividend date for the final ordinary dividend, or if there is no final ordinary dividend, the 7th trading day within a Macquarie staff trading window on or after May 1st of 2022, 2023, and 2024 for Mr. Frost. The restricted share units granted on June 9, 2020 relate to the 2020 profit share and vest in three equal installments on the ex-dividend date for the final ordinary dividend, or if there is no final ordinary dividend, the 7th trading day within a Macquarie staff trading window on or after May 1st of 2023, 2024, and 2025 for Messrs. Frost and O’Neil.

(2)
Market values of unvested restricted share units are based on a closing price of Macquarie Group Limited (ASX: MQG) of AUD $138.48 on December 31, 2020. Market values of unvested restricted share units have been converted from Australian dollars to U.S. dollars using the Federal Reserve Bank noon buying rate effective on December 31, 2020 of $0.7709 to AUD $1.00.

In 2020, Messrs. Frost, O’Neil, and Stewart received ordinary dividends on Macquarie shares through the MEREP of AUD $1.80 (Final Dividend) for shares held on the Record Date of May 19, 2020 and AUD $1.35 (Interim Dividend) for shares held on the Record Date of November 17, 2020. This equated to $10,404 for Mr. Frost, $2,203 for Mr. O’Neil, and $5,667 for Mr. Stewart.

34	Macquarie Infrastructure Corporation Proxy Statement and Notice of 2021 Annual Meeting
STOCK VESTED IN FISCAL YEAR 2020
The following table sets forth a summary of MEREP stock awards that vested in 2020 for Messrs. Frost, O’Neil, and Stewart.
Name	Number of Shares Acquired on Vesting	Value Realized on Vesting ($)
Christopher Frost (1)	-	-
Nick O’Neil (2)	-	-
Liam Stewart (3)	2,113	166,584
(1)	No MEREP units vested that were awarded to Mr. Frost on account of his service to our Company.
(2)	No MEREP units vested that were awarded to Mr. O’Neil on account of his service to our Company.
(3)
On May 18, 2020, 2,113 of the MEREP awards vested at AUD $102.27. The value of stock vested in the above table has been converted from Australian dollars to U.S. dollars using the Federal Reserve Bank noon buying rate effective on December 31, 2020 of $0.7709 to AUD $1.00.

NONQUALIFIED DEFERRED COMPENSATION IN FISCAL YEAR 2020
The following table sets forth a summary of the profit share retained in the DPS Plan for Mr. Frost and Mr. O’Neil and under the NI Policy for Mr. Stewart as of December 31, 2020.
Name	Plan	Registrant Contributions in 2020(1) ($)	Aggregate Earnings in 2020(2) ($)	Aggregate Withdrawals/ Distributions(3) ($)	Aggregate Balance at December 31, 2020(3) ($)
Christopher Frost	DPS Plan	787,500	9,443	21,161	1,654,757
Nick O’Neil	DPS Plan	480,000	-	-	480,000
Liam Stewart(4)	NI Policy	69,000	577	6,047	-
(1)
Consists of the portion of the amount reported in the bonus column of the Summary Compensation Table for the 2020 fiscal year that is deferred under the DPS Plan for Mr. Frost and Mr. O’Neil and under the NI Policy for Mr. Stewart.

(2)	With respect to both the DPS Plan and NI Policy, amount represents notional earnings (losses) from January 1, 2020 to December 31, 2020 and the foreign exchange adjustment on December 31, 2020.
(3)
With respect to both the DPS Plan and NI Policy, the amount has been converted from Australian dollars to U.S. dollars using the spot rate at the time of withdrawal/distribution and the Federal Reserve Bank noon buying rate effective on December 31, 2020 of $0.7709 to AUD $1.00 for the aggregate balance.

(4)	Mr. Stewart forfeited 100% of his unvested NI Policy retention upon his termination of employment on September 16, 2020. The amount of the NI Policy retention forfeited was $239,512.
The compensation reported in the nonqualified deferred compensation table was deferred by Mr. Frost and Mr. O’Neil pursuant to Macquarie’s profit share arrangements. Under the DPS Plan, the value of the retained profit share for the period from the preceding July 1st to June 30th is determined based on total shareholder returns of the notional portfolio of Macquarie-managed funds selected by Macquarie assuming reinvestment of distributions and, therefore, takes into account both capital appreciation and distributions to shareholders. Notional earnings (losses) for the July 1st to June 30th period are measured quarterly.
The participant has no input into decisions regarding the notional portfolio selected. Any increases in value of the notional portfolio may be paid out in August each year at the discretion of Macquarie’s Executive Committee, or the BRC. If the notional investment of the amount retained under the DPS Plan results in a notional loss, Macquarie will not make any payment or compensation in respect of the loss. This notional loss will be offset against notional income in the first instance and then against any future notional income until the loss is completely offset. Any notional loss may also be deducted from amounts retained under the DPS Plan at the discretion of the Macquarie Executive Committee or the BRC.
Profit share retained under the DPS Plan vests and is paid out in three equal installments: three, four and five years from the retention date.
The compensation reported in the nonqualified deferred compensation table was deferred by Mr. Stewart pursuant to Macquarie’s profit share arrangements. Under the NI Policy, the value of the retained profit share for the period from the preceding July 1st to June 30th is determined based on total shareholder returns of the notional portfolio of Macquarie-managed funds selected by Macquarie assuming reinvestment of distributions and, therefore, takes into account both capital appreciation and distributions to shareholders. Notional earnings (losses) for the July 1st to June 30th period are measured quarterly. The participant has no input into decisions regarding the notional portfolio selected. Any increases in value of the notional portfolio may be paid out in August each year at the discretion of Macquarie. If the notional investment of the amount retained under the NI Policy results in a notional loss, the amount will be offset against payments of vested amounts. Profit share retained under the NI Policy vests and is paid out in three equal installments: two, three and four years from the retention date. Mr. Stewart forfeited 100% of his unvested NI Policy retention upon his termination of employment on September 16, 2020. The amount of the unvested NI Policy retention forfeited was $239,512.

Proposal 3 Approval, On An Advisory Basis, Of Executive Compensation	35
POTENTIAL PAYMENTS ON TERMINATION OR CHANGE IN CONTROL
For Messrs. Frost and O’Neil, there are no contracts, agreements, plans or arrangements that provide for payments upon a change of control of our Company.
Termination Provisions Under Employment Agreements
Under the terms of Mr. Frost’s employment agreement with Macquarie Corporate Holdings Limited, executed on October 3, 2017, Mr. Frost will provide Macquarie with twelve weeks’ notice if he voluntarily resigns. Macquarie will provide Mr. Frost twelve weeks’ notice of any termination (although the employer may make a payment to him in lieu of such notice), subject to certain exclusions including misconduct, dishonesty, harm to reputation of the employer or Macquarie, inappropriate workplace behavior, inability to comply with conditions of employment and/or any other reason justifying termination without notice. The period between such notice and termination of employment is referred to as the “notice period.” During the notice period, Mr. Frost will be entitled to continue to receive his salary and health benefits. Upon termination, Mr. Frost will be entitled to payment of any accrued but unpaid vacation time. During the notice period, Macquarie has the discretion to direct Mr. Frost not to do any work or contact any customers or clients for a period up to the date of his termination or resignation. During this notice period, Mr. Frost will continue to be employed by Macquarie and must not engage or prepare to engage in any business activity that is the same or similar to the business he was undertaking with his employer. Mr. Frost may also be entitled to severance under Macquarie’s severance plan discussed below.
Under the terms of Mr. O’Neil’s employment agreement with Macquarie Holdings (USA) Inc., dated July 6, 2016, Mr. O’Neil will provide Macquarie with twelve weeks’ notice if he voluntarily resigns. Macquarie will provide Mr. O’Neil twelve weeks’ notice of any termination (although the employer may make a payment to him in lieu of such notice), subject to certain exclusions including misconduct, dishonesty, harm to reputation of the employer or Macquarie, inappropriate workplace behavior, inability to comply with conditions of employment and/or any other reason justifying termination without notice. The period between such notice and termination of employment is referred to as the “notice period.” During the notice period, Mr. O’Neil will be entitled to continue to receive his salary and health benefits. Upon termination, Mr. O’Neil will be entitled to payment of any accrued but unpaid vacation time. During the notice period, Macquarie has the discretion to direct Mr. O’Neil not to do any work or contact any customers or clients for a period up to the date of his termination or resignation. During this notice period, Mr. O’Neil will continue to be employed by Macquarie and must not engage or prepare to engage in any business activity that is the same or similar to the business he was undertaking with his employer. Mr. O’Neil may also be entitled to severance under Macquarie’s severance plan discussed below.
The employment agreements provide that Messrs. Frost and O’Neil are subject to a confidentiality restrictive covenant for an unlimited duration. The employment agreements also provide that Messrs. Frost and O’Neil are subject to a non-solicitation restrictive covenant of employees and clients during their employment and for a six-month period thereafter. In addition, the employment agreements provide that Messrs. Frost and O’Neil are subject to a non-competition restrictive covenant during their employment and for a three-month period thereafter should Macquarie elect to enforce such period. In the event that Macquarie elects to enforce the three-month non-compete period post-termination against Messrs. Frost and O’Neil, Macquarie would pay an amount equal to the base salary, less any applicable deductions, he would have received had he been employed during such period.
Macquarie’s Severance Plan
Under Macquarie’s severance plan applicable to Messrs.
Frost and O’Neil, if an employee is terminated by Macquarie for reasons other than for cause, retirement and voluntary resignation, including job abandonment, death or disability (as defined in the plan), the employee would be entitled to severance payments equal to four weeks’ base salary for the first year of employment plus three weeks’ base salary for each year thereafter, and pro rata payments for each complete month within any portion of a year.
Profit Share Arrangement
The DPS Plan, the NI Policy and the MEREP rules give Macquarie the discretion to fully vest retention on termination in certain circumstances. The BRC or the Executive Committee under delegation from the Macquarie board may consider exercising this discretion where, for example, a staff member’s employment ends on the grounds of redundancy, retirement, disability, serious ill-health or in other limited exceptional circumstances, such as the business efficacy reasons. In all other cases, retention is forfeited on leaving Macquarie.
Payments Upon Resignation or Termination
If, as of December 31, 2020, Messrs. Frost and O’Neil’s employment had been terminated without cause, they would have been entitled to a severance payment of $646,154 and $348,076, respectively, under the Macquarie severance plan described above, in addition to accrued and unpaid vacation time, including any applicable long service leave benefit for Mr. Frost and Mr. O’Neil. They may also have received unvested retained profit share amounts, subject to the discretion of Macquarie. Messrs. Frost and O’Neil would not be entitled to any severance in the event of death or serious incapacitation, subject to discretions being exercised in relation to their retained profit share amounts. No amounts would have been payable in the event of their resignation or termination for cause.

36	Macquarie Infrastructure Corporation Proxy Statement and Notice of 2021 Annual Meeting
PAY RATIO DISCLOSURE

In August 2015, pursuant to a mandate of the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”), the Securities and Exchange Commission (“SEC”) adopted a rule requiring annual disclosure of the ratio of the chief executive officer’s (“CEO”) “Annual Total Compensation” (as calculated using the Summary Compensation Table requirements) to the median employee’s Annual Total Compensation. The purpose of the required disclosure is to provide a measure of the equitability of pay within the organization.
Median Employee Total Annual Compensation ($)	41,119
Mr. Frost (CEO) Total Annual Compensation ($)	2,680,980
Ratio of CEO to Median Employee Compensation	65.2:1.0
This pay ratio is a reasonable estimate calculated in a manner consistent with SEC rules based on our payroll and employment records and the methodology described herein. The SEC rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s Annual Total Compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their compensation practices. As such, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies may have different employment and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.
To determine the median employee, a listing was prepared of all full and part-time employees as of December 31, 2020. Employees that were terminated were excluded from the list and wages and salaries were annualized for those employees that were not employed for the full year of 2020. Once the Annual Total Compensation of all employees was determined and listed, the median employee was identified. The median employee is employed at one of the operating businesses of MIC and was not eligible to participate in a deferred compensation plan for the fiscal year ended December 31, 2020. Employees at the operating businesses did not receive any stock compensation during the fiscal year ended December 31, 2020. Mr. Frost has an employment agreement with Macquarie Corporate Holdings Limited and was offered a cash bonus, a stock bonus MEREP award, a DPS Plan award and a deferred profit share allocation. Mr. Frost also received dividends on the MEREP shares that he earned in the current year. As of December 31, 2020 the Company employed approximately 2,200 persons of which approximately 17% of these were subject to collective bargaining agreements.
This information with respect to the pay ratio is being provided for compliance purposes. Neither our compensation committee nor management of the Company used the pay ratio measure in making compensation decisions.

37
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of common stock by each person who is known to us to be the beneficial owner of more than five percent of the outstanding shares on March 26, 2021, and each of our directors and seconded executive officers and our directors and executive officers as a group as of March 26, 2021, based on 87,505,452 shares of common stock issued and outstanding. All holders of common stock are entitled to one vote per share on all matters submitted to a vote of holders of shares of common stock. The voting rights attached to shares held by our directors, executive officers or major shareholders do not differ from those that attach to shares held by any other holder. Under Rule 13d-3 of the Exchange Act, “beneficial ownership” includes shares for which the individual, directly or indirectly, has voting power, meaning the power to control voting decisions, or investment power, meaning the power to cause the sale of the shares, whether or not the shares are held for the individual’s benefit.
	Amount and Nature of Beneficial Ownership (Number of Shares)
Name and Address of Beneficial Owner	Shares of Common Stock	Right to Acquire Shares Within 60 Days	Total	Percent of Shares Outstanding
5% Beneficial Owners
Eminence Capital, LP(1)	8,601,248	-	8,601,248	9.8%
The Vanguard Group(2)	6,323,649	-	6,323,649	7.2%
Macquarie Infrastructure Management (USA) Inc.(3)	14,097,757	-	14,097,757	16.1%
Dimensional Fund Advisors LP(4)	4,783,404	-	4,783,404	5.5%
Directors(5)
Martin Stanley(6)	14,129,757	-	14,129,757	16.1%
Amanda Brock	5,773	7,356(7)	13,129	*
Norman H. Brown, Jr.	50,786	7,356(7)	58,142	*
Maria Jelescu-Dreyfus	5,773	7,356(7)	13,129	*
Ron Kirk	11,289	7,356(7)	18,645	*
H.E. (Jack) Lentz	35,529	7,356(7)	42,885	*
Ouma Sananikone	21,163	7,356(7)	28,519	*
Seconded Named Executive Officers(5)
Christopher Frost(8)	46,790	-	46,790	*
Nick O’Neil(9)	8,700	-	8,700	*
All Directors and Executive Officers as a Group	14,326,891	44,136	14,371,027	16.4%
*	Less than 1%.
(1)
Based on a report on Schedule 13G filed on February 16, 2021, Eminence Capital, LP and Ricky C. Sandler have shared voting and dispositive power with respect to 8,601,248 shares. The address of Eminence Capital, LP and Mr. Sandler is 399 Park Ave., New York, New York 10022.

(2)
Based on a report on Schedule 13G filed on February 10, 2021, The Vanguard Group has shared voting power with respect to 50,519 shares, shared dispositive power with respect to 111,991 shares, and sole dispositive power with respect to 6,211,658 shares. The address of The Vanguard Group is100 Vanguard Blvd., Malvern, Pennsylvania 19355.

(3)
Based on a report on Schedule 13D/A filed on November 1, 2019, as updated by Form 4 filed on March 24, 2021, Macquarie Infrastructure Management (USA) Inc. has shared dispositive and sole voting power with respect to 14,097,757 shares with Macquarie Group Limited. The address of our Manager is 125 West 55 Street, New York, New York 10019.

(4)
Based on a report on Schedule 13G filed on February 12, 2021, Dimensional Fund Advisors LP has sole voting power with respect to 4,679,611 shares and sole dispositive power with respect to 4,783,404 shares. The address of Dimensional Fund Advisors LP is 6300 Bee Cave Road, Building One, Austin, Texas 78746.

(5)	The address of each director and named seconded executive is c/o Macquarie Infrastructure Corporation, 125 West 55th Street, New York, New York 10019.
(6)
Includes 14,097,757 shares held by our Manager as to which Mr. Stanley disclaims beneficial ownership. Mr. Stanley serves as chairman of Macquarie’s Macquarie Asset Management division, of which our Manager constitutes a part.

(7)	Consists of shares which the independent directors have a right, as of May 11, 2021, to acquire upon vesting of director share units granted under the 2014 Independent Directors’ Equity Plan.
(8)	Mr. Frost also serves as a director of our Company and held 46,790 shares through Macquarie Prism Pty Ltd. (Trust).
(9)
Mr. O’Neil holds the shares through The O’Neil Investment Trust (the “Trust”). Mr. O’Neil is a beneficiary of the Trust and is a director and shareholder of the trustee of the Trust. Mr. O’Neil disclaims beneficial ownership of the reported securities except to the extent of his pecuniary interest therein.

38	Macquarie Infrastructure Corporation Proxy Statement and Notice of 2021 Annual Meeting
PROHIBITION ON HEDGING AND PLEDGING OUR COMMON STOCK

Under our policy on trading of securities, unless advance approval is obtained from our general counsel, our directors, officers and select employees designated under the policy, and any such person’s spouse, minor children, others living in such person’s household and entities controlled by such person, may not enter into hedging or monetization transactions or similar arrangements with respect to securities of the Company. Further, no such person or entity may engage in short-term trading, short sales or option trading with respect to Company securities, or hold Company securities in a margin account or pledge Company securities as collateral for a loan.
OUR EXECUTIVE OFFICERS

The name and age of each of our executive officers and the position held by each of them as of March 26, 2021 are as follows. Biographical information for Christopher Frost is included above under the caption “Proposal 1 - Election of Directors.”
	Age	Serving as Officer since	Position
Christopher Frost	51	January 2018	Chief Executive Officer
Nick O’Neil	42	September 2020	Chief Financial Officer
Jay Davis	62	March 2008	Vice President and Head of Investor Relations
Michael Kernan	62	January 2010	General Counsel and Secretary
Nick O’Neil, 42, was appointed chief financial officer of the Company effective September 1, 2020. Prior to his appointment as Chief Financial Officer of MIC, Mr. O’Neil served as Senior Managing Director for Macquarie and a member of the Operating Committees of each of Atlantic Aviation, IMTT, and MIC Global Services since April of 2018.
Mr. O’Neil served as Macquarie Infrastructure and Real Assets’ Head of Real Estate in the U.S. (2016 – 2018), Head of Brazil (2015 – 2016) and Head of Mexico (2010 – 2014). In addition to launching Macquarie’s infrastructure investment platforms in Brazil and Mexico, Mr. O’Neil also led the public listing of FIBRA Macquarie, a Mexico-listed real estate investment trust.
Before joining Macquarie, Mr. O’Neil was employed by KPMG Australia where he advised clients on all aspects of corporate tax.
Jay Davis, 62, joined the Company in May 2005 and has primary responsibility for investor relations on behalf of the Company. In addition to his investor relations responsibilities, Mr. Davis is a Division Director at Macquarie and serves as an officer and/or director on several of MIC’s operating companies.
Mr. Davis also advises Macquarie’s fund management business in the Americas on investor relations matters across its portfolio of funds. Collectively, these funds own and operate infrastructure businesses with an aggregate equity value of approximately $15 billion.
Prior to joining Macquarie, Mr. Davis spent 22 years with the MONY Group, a provider of insurance and investment products and services, where he last served as senior vice president, investor relations. Prior to that, he was head of corporate development, and held various sales and sales management positions during his tenure with MONY.
Michael Kernan, 62, was appointed general counsel and secretary of the Company effective January 22, 2010. He joined Macquarie in June 2006 as a Division Director and serves as in-house counsel for several externally managed investment fund vehicles where his responsibilities include overseeing fund legal and regulatory matters and advising on the execution of investment acquisitions and divestitures.
Prior to joining Macquarie in 2006, Mr. Kernan was a partner at the McGuireWoods, LLP and Jenner & Block, LLP law firms. He has over 25 years of experience as a corporate lawyer for public and private companies and fund sponsors, advising on matters including fund formation and management, M&A transactions, securities law compliance, and corporate governance.

39
AUDIT COMMITTEE REPORT

Our audit committee is composed of six independent directors, all of whom are financially literate. In addition, our board has determined that each of Mr. Brown, an independent director and the chairman of the audit committee, and Mmes. Brock and Jelescu-Dreyfus, both independent directors, qualify as audit committee financial experts as defined by the SEC. Our audit committee operates under a written charter, which reflects NYSE listing standards and Sarbanes-Oxley Act requirements regarding audit committees. A copy of the charter is available on the Company’s website at www.macquarie.com/mic under “About MIC / Governance.”
Our audit committee’s primary role is to assist our board in fulfilling its responsibility for oversight of (i) the quality and integrity of the consolidated financial statements and related disclosures, (ii) compliance with legal and regulatory requirements, (iii) the independent auditors’ qualifications, independence and performance and (iv) the performance of our internal audit and control functions.
Management is responsible for the preparation of the financial statements, the financial reporting process and the system of internal controls. The independent auditors are responsible for performing an audit of the financial statements in accordance with auditing standards generally accepted in the United States and issuing an opinion as to the conformity of those audited financial statements to U.S. generally accepted accounting principles. Our audit committee monitors and oversees these processes.
Our audit committee has adopted a policy designed to ensure proper oversight of our independent auditor. Under the policy, our audit committee is directly responsible for the appointment, compensation, retention and oversight of the work of any registered public accounting firm engaged for the purpose of preparing or issuing an audit report or performing any other audit review (including resolution of disagreements among management, our Manager, and the auditor regarding financial reporting), or attestation services. In addition, our audit committee is responsible for pre-approving any non-audit services provided by the Company’s independent auditors. Our audit committee’s charter also ensures that the independent auditor discusses with our audit committee important issues such as internal controls, critical accounting policies, any instances of fraud and the consistency and appropriateness of our accounting policies and practices.
Our audit committee has reviewed and discussed with management and KPMG LLP, the independent auditor, the audited financial statements as of and for the year ended December 31, 2020. Our audit committee has also discussed with KPMG LLP the matters required to be discussed by Auditing Standard No. 1301, “Communications with Audit Committees”, as adopted by the Public Company Accounting Oversight Board (“PCAOB”). In addition, our audit committee has received from the independent auditor the written disclosures and letter required by the applicable requirements of the PCAOB regarding the independent auditors’ communications with the audit committee concerning independence, and our audit committee has discussed with the independent auditor its independence from the Company and management. Our audit committee also considered whether the non-audit services provided by KPMG LLP to us during 2020 were compatible with its independence as auditor.
Based on these reviews and discussions, our audit committee has recommended to our board, and our board has approved, the inclusion of the audited financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020.
Members of the Audit Committee
Norman H. Brown, Jr., Chair
Amanda Brock
Maria Jelescu-Dreyfus
Ronald Kirk
H.E. (Jack) Lentz
Ouma Sananikone

40	Macquarie Infrastructure Corporation Proxy Statement and Notice of 2021 Annual Meeting
CERTAIN RELATIONSHIPS AND RELATED
PARTY TRANSACTIONS
RELATED PARTY TRANSACTIONS POLICIES
Our board recognizes that related party transactions present a heightened risk of conflicts of interest and therefore has adopted internal policies to be followed in connection with related party transactions.
Our audit committee is required to approve all related party transactions, including transactions in which the Company is a participant, the amount involved exceeds $120,000 in any fiscal year in which a related party has a material interest. Related parties include directors, executive officers, holders of our 5% of the Company’s voting stock and Macquarie or its subsidiaries (or any immediate family members of the foregoing).
In considering any related party transaction, our audit committee considers all relevant factors including, among others, the benefits to the Company, the related party’s interest in the transaction, whether the terms are at arm’s length, any potential impact on director independence and the opportunity costs of other sources for comparable products or services.
Our board has also adopted a written policy pursuant to which it has pre-approved certain types of transactions with related parties assuming certain conditions are met. The pre-approval policy permits foreign exchange, depository and similar transactions (such as the establishment of bank, brokerage and custodial accounts) for which the terms provided by the related party are equal or more favorable to us than those quoted by unaffiliated counterparties. All pre-approved transactions are included as a standing item in reports to our board and audit committee at regular meetings.
OUR RELATIONSHIP WITH MACQUARIE
Macquarie Infrastructure Management (USA) Inc., our Manager, is a part of Macquarie. From time to time, we have entered into, and in the future we may enter into, transactions and relationships involving Macquarie, its affiliates, or vehicles managed by Macquarie. As discussed above, our audit committee is required to approve all related party transactions, including those involving Macquarie, except for those pre-approved by our board. Our chairman and chief executive officer also served as directors without compensation for affiliates of our Manager within Macquarie.
CONTRACTUAL ARRANGEMENTS WITH OUR MANAGER
Our Manager’s Investment in the Company and Registration Rights
On March 26, 2021 and December 31, 2020, our Manager held 14,097,757 and 13,954,821 shares, respectively, of our Company. Pursuant to the terms of the Third Amended and Restated Management Services Agreement (Management Services Agreement), our Manager may sell these shares at any time. Under the Management Services Agreement, our Manager, at its option, may reinvest base management fees and performance fees, if any, in shares of our Company. Our Manager’s holdings on March 26, 2021 represented 16.1% of our outstanding common stock.
We entered into a registration rights agreement with our Manager under which we agreed to file a shelf registration statement under the Securities Act relating to the resale of shares owned by our Manager. In addition, our Manager may also require us to include its shares in future registered offerings that we conduct, subject to cutback at the option of the underwriters of any such offering.
Through March 26, 2021 and for the year ended December 31, 2020, we paid our Manager cash dividends on shares held for the following periods:
Declared	Period Covered	$per Share	Record Date	Payable Date	Cash Paid to Manager ($ in millions)
December 23, 2020	(1)	11.00	January 5, 2021	January 8, 2021	154
February 14, 2020	Fourth quarter 2019	1.00	March 6, 2020	March 11, 2020	13
(1)	Special dividend declared and paid out of the net proceeds from the sale of IMTT. Shares of MIC traded with “due-bills” attached through January 8, 2021 and traded ex-dividend on January 11, 2021.

Proposal 4 The Approval Of Amendment No. 1 To Our 2016 Omnibus Employee Incentive Plan	41
Management Services Agreement
Management and Fees. We are a party to a Management Services Agreement subject to the oversight and supervision of our board. Our Manager is responsible for and oversees the management of our operating businesses. In addition, our Manager has the right to elect the chairman of our board of our Company, subject to minimum equity ownership, and to assign, or second, to our Company, two of its employees to serve as chief executive officer and chief financial officer of the Company and seconds or makes other personnel available as required. The board member elected by our Manager does not receive any compensation (other than out-of-pocket expenses) and does not have any special voting rights.
In accordance with the Management Services Agreement, our Manager is entitled to a monthly base management fee based primarily on our Company’s market capitalization less cash balances at our holding company, and potentially a quarterly performance fee based on the total shareholder return relative to a U.S. utilities index. Currently, our Manager has elected to reinvest the base management fees and performance fees, if any, in additional shares. Through February 2021 and for the year ended December 31, 2020, we incurred base management fees of $3 million and $21 million, respectively. We did not incur a performance fee for the year ended December 31, 2020.
Effective November 1, 2018, our Manager waived two portions of the base management fee to which it was entitled under the terms of the Management Services Agreement (the “Limited Waiver”). In effect, the waivers cap the base management fee at 1% of our equity market capitalization less any cash balances at our holding company. The waiver applies only to the calculation of the base management fees and not to the remainder of the Management Services Agreement. Our Manager reserves the right to revoke the waivers and revert to the prior terms of the Management Services Agreement, subject to providing the Company with not less than a one-year notice. A revocation of the waiver would not trigger a recapture of previously waived fees.
Disposition Agreement
To facilitate our Company’s pursuit of strategic alternatives, our Company announced that it entered into a Disposition Agreement (“Disposition Agreement”) with our Manager on October 30, 2019 (see Exhibit 10.3 of the Form 10-K filed on February 25, 2020). Outside of the Disposition Agreement, our Company has limited ability to terminate the Management Services Agreement. The Disposition Agreement provides for the termination of our Company’s external management relationship with our Manager as to any businesses, or substantial portions thereof, that are sold (including if the Company itself is sold). In connection therewith, we will make a payment to our Manager of approximately 2.9% to 6.1% of the net proceeds generated in the event of such sales, subject to a minimum amount of payments for all sales in the aggregate in the event of a Qualifying Termination Event (“QTE”) of (i) $50 million plus (ii) 1.5% multiplied by proceeds in excess of $500 million in the aggregate. A “QTE” means (i) the sale of the Company or (ii) a transaction or series of transactions resulting in a third party or parties acquiring all the assets of the Company. The Disposition Agreement provides that the Management Services Agreement will terminate upon the occurrence of a QTE or upon mutual agreement of the parties. If the Management Services Agreement has not been terminated prior to the sixth anniversary of the Disposition Agreement, our Manager and our independent directors will engage in reasonable, good faith discussions regarding a potential internalization or other framework for a termination of the Management Services Agreement.
The Disposition Agreement provides that if a QTE occurs on or prior to January 1, 2022 (subject to extension under certain circumstances for up to six months thereafter), then we will pay our Manager an additional payment of $25 million. The Disposition Agreement further provides that our Manager will receive a make-whole payment following a QTE, to the extent that the aggregate management fees paid to our Manager through the date of the QTE were less than (i) $20 million per year for the two years following the date of the Disposition Agreement and (ii) $10 million per year for any period thereafter. In addition, following a QTE, our Manager will be paid in cash all accrued and unpaid management fees, including fees of $8.5 million waived in accordance with the Limited Waiver, which waived fees would have been payable through October 31, 2019. Our Manager has agreed not to exercise its right to retract the Limited Waiver for periods after October 31, 2019 and prior to the termination of the Disposition Agreement. The Disposition Agreement will terminate on the earlier to occur of (i) the termination of the Management Services Agreement and (ii) the sixth anniversary of the agreement, subject to extension under certain circumstances if a transaction is pending. In connection with the sale of IMTT, we made a Disposition Payment of approximately $28 million to our Manager.

42	Macquarie Infrastructure Corporation Proxy Statement and Notice of 2021 Annual Meeting
The following table shows our Manager’s reinvestment of its base management fees and performance fees, if any, in shares:
Period	Base Management Fee Amount ($ in millions)	Performance Fee Amount ($ in millions)	Shares Issued
2021 Activities:
Through March 26, 2021	3	-	109,176
2020 Activities:
Fourth quarter 2020	5	-	162,791
Third quarter 2020	5	-	172,976
Second quarter 2020	4	-	146,452
First quarter 2020	7	-	181,617
Our Manager is not entitled to any other compensation and all costs incurred by our Manager, including compensation of seconded staff, are paid by our Manager out of its base management fee. However, we are responsible for other direct costs including, but not limited to, expenses incurred in the administration or management of our businesses, income taxes, audit and legal fees, acquisitions and dispositions and its compliance with applicable laws and regulations. During the year ended December 31, 2020, our Manager charged us $314,000 for reimbursement of out-of-pocket expenses. We also incurred $30,000 in legal fees incurred by our Manager related to shareholder litigation.
Investment Priority. Under the terms of the Management Services Agreement, our Manager has exclusive responsibility for reviewing and making recommendations to our board with respect to acquisition opportunities and dispositions. If an opportunity is not originated by our Manager, our board must seek a recommendation from our Manager prior to making a decision concerning any acquisition or disposition. Our Manager and its affiliates refer to our board any acquisition opportunities in accordance with the U.S. acquisition priorities below that are made available to Macquarie Infrastructure and Real Assets division of Macquarie unless our chief executive officer determines that such opportunity does not meet our acquisition criteria adopted by our board. To the extent Macquarie entities outside Macquarie Infrastructure and Real Assets division develop or become aware of acquisition opportunities, they are not obligated to offer us these opportunities.
Pursuant to our Management Services Agreement, we have priority ahead of all current and future entities managed by our Manager or by members of Macquarie within Macquarie Infrastructure and Real Assets division in each of the following acquisition opportunities that are within the U.S.:
•	airport fixed base operations;
•	airport parking;
•	district energy; and,
•	“user pays”, contracted and regulated assets (as defined below) that represent an investment of greater than AUD $40 million.
“User pays” assets mean businesses that are transportation- related and derive a majority of their revenues from a per use fee or charge.
Contracted assets mean businesses that derive a majority of their revenues from long-term contracts with other businesses or governments.
Regulated assets mean businesses that are the sole or predominant providers of at least one essential service in their service areas and where the level of revenue generated or charges imposed are regulated by government entities.
We have priority ahead of all current and future entities managed by our Manager or any Manager affiliate in all investment opportunities originated by a party other than our Manager or any Manager affiliate where such party offers the opportunity exclusively to us and not to any other entity managed by our Manager or any Manager affiliate within Macquarie Infrastructure and Real Assets division. Other than these four specific types of opportunities, our Manager does not have an obligation to offer to us any particular acquisition opportunities, even if they meet our investment objectives, and our Manager and its affiliates can offer any or all other acquisition opportunities on a priority basis or otherwise to current and future funds, investment vehicles and accounts sponsored by our Manager or its affiliates. Our businesses may compete with these entities for investment opportunities, and there can be no assurance that we will prevail with respect to such investments.
In addition, our management may determine not to pursue investment opportunities presented to us by our Manager, including those presented on a priority basis. If our management waives any such opportunity, our Manager and its affiliates may offer such opportunity to any other entity, including any entities sponsored or advised by members of Macquarie Infrastructure and Real Asset division of Macquarie. As such, every acquisition opportunity presented to us by our Manager may not be pursued by us and may ultimately be presented to entities with whom we compete for investments.
Financial Advisor. Affiliates of Macquarie, including Macquarie Capital (USA) Inc., or MCUSA, have preferred provider status in respect of any financial advisory services to be contracted for by us. If we contract with MCUSA for such services, such contracts

Proposal 4 The Approval Of Amendment No. 1 To Our 2016 Omnibus Employee Incentive Plan	43
will be based on market terms and subject to approval by our audit committee. Any fees payable to MCUSA for such financial advisory services are in addition to fees paid under the Management Services Agreement. The use of MCUSA does not preclude our use of similar services provided by any third-party vendors, and we have used other advisors from time to time.
OTHER TRANSACTIONS WITH MACQUARIE
We use the resources of Macquarie with respect to a range of advisory, procurement, insurance, hedging, lending and other services. Engagements involving members of Macquarie are reviewed and approved by the audit committee of our board. Macquarie affiliates are engaged on an arm’s length basis and frequently as a member of syndicate of providers whose other members establish the terms of the interaction.
Long-Term Debt
We had a $600 million senior secured revolving credit facility in which Macquarie Capital Funding LLC had a $40 million commitment. Commitments to the facility were terminated on January 19, 2021 following the completion of the sale of IMTT in accordance with the terms of the agreement. In 2020, we paid $648,000 in interest expense related to Macquarie Capital Funding LLC’s portion of our senior secured revolving credit facility.
Other Transactions
From time to time, indirect subsidiaries within Macquarie Group entered into contracts with IMTT, our formerly wholly owned subsidiary, to lease bulk liquid storage capacity. The revenue from these contracts were approximately $2 million in 2020.

44	Macquarie Infrastructure Corporation Proxy Statement and Notice of 2021 Annual Meeting
SHAREHOLDER PROPOSALS FOR THE 2022 ANNUAL MEETING OF SHAREHOLDERS

To be considered for inclusion in our proxy statement for the 2022 Annual Meeting of Shareholders, shareholder proposals must be received by the Company no later than December 3, 2021. In order to be included in Company sponsored proxy materials, shareholder proposals will need to comply with the requirements of Rule 14a-8 promulgated under the Exchange Act. If you do not comply with Rule 14a-8, we will not be required to include the proposal in the proxy statement and the proxy card we will mail to shareholders.
Pursuant to the bylaws and applicable SEC rules and regulations, no shareholder proposals (other than proposals included in our proxy statement in accordance with Rule 14a-8) may be presented for action at the 2022 Annual Meeting of Shareholders unless a shareholder has given timely notice of the proposal in writing to the secretary. To be timely, a shareholder’s notice is required to be delivered to the secretary not earlier than December 13, 2021 (150 days prior to May 12, 2022, the one-year anniversary of the 2021 Annual Meeting) or later than January 12, 2022 (120 days prior to May 12, 2022). The notice must contain the information required by the bylaws. The foregoing provisions of the bylaws do not affect a shareholder’s ability to request inclusion of a proposal in our proxy statement in accordance with Rule 14a-8 and referred to above. A proxy may confer discretionary authority to vote on any proposal at a meeting if we do not receive notice of the proposal within the foregoing time frames. Shareholder proposals should be sent to:
Macquarie Infrastructure Corporation
125 West 55th Street
New York, New York 10019
United States of America
Attention: General Counsel and Secretary
UNITED STATES SECURITIES AND EXCHANGE COMMISSION REPORTS

Copies of this proxy statement and our Annual Report on Form 10-K for the fiscal year ended December 31, 2020, as filed with the SEC, are available to shareholders free of charge on our website at www.macquarie.com/mic under “Investor Center / Investor Resources / Financial Results” or by writing to us at 125 West 55 th Street, New York, New York 10019, United States of America, Attention: Investor Relations.

Proposal 4 The Approval Of Amendment No. 1 To Our 2016 Omnibus Employee Incentive Plan	45
USERS’ GUIDE

VOTING INSTRUCTION AND INFORMATION
This proxy statement is furnished in connection with the solicitation of proxies by the board of Macquarie Infrastructure Corporation, a Delaware corporation, for the Annual Meeting of Shareholders of Macquarie Infrastructure Corporation to be held on Wednesday, May 12, 2021 at 10:00 A.M. (Eastern Time). You may participate in the Annual Meeting online, vote your shares electronically and submit questions during the Annual Meeting and for any subsequent adjournments or postponements of the 2021 Annual Meeting of Shareholders, by visiting www.virtualshareholdermeeting.com/MIC21GM.
You will need your 16-Digit Control Number to access the Annual Meeting. In addition, you may listen to the proceedings and submit your questions via conference call at (USA) 1-844-775-0017 or (International) 1-236-714-3310, passcode 3371926. Please note that you will not be able to vote your shares via conference call. The notice of Annual Meeting, proxy statement and proxy are first being distributed to shareholders on or about April 1, 2021.
Purpose of Meeting
As described in more detail in this proxy statement, shareholders will vote on the following proposals at the Annual Meeting:
•	the election of directors eligible for election by our common shareholders to our board to serve for a one-year term that expires at our 2022 Annual Meeting (Proposal 1);
•	the ratification of the selection of KPMG LLP as our independent auditor for the fiscal year ending December 31, 2021 (Proposal 2);
•	the approval, on an advisory basis, of executive compensation (Proposal 3); and,
•	any other business as may be properly brought before the meeting.
Internet, Conference Call and Electronic Availability of Proxy Materials
As permitted by the SEC, we are sending a Notice of Internet Availability of Proxy Materials, or the Notice, to shareholders who hold shares in “street name” through a bank, broker or other holder of record. The Notice includes instructions on how to access this proxy statement and our 2020 Annual Report via the Internet or to request a printed set of these materials at no charge. The Notice also provides instructions on how to access your proxy card to be able to vote via the Internet or by telephone.
We will mail or provide notice and electronic delivery of the proxy solicitation materials and our 2020 Annual Report at https://materials.proxyvote.com/55608B on or around April 1, 2021 to all shareholders entitled to vote at the Annual Meeting. Prior to the Annual Meeting, shareholders will be able to access these documents and vote on the proposals at www.proxyvote.com. At the Annual Meeting, shareholders will be able to access these documents, submit questions, participate in the meeting and vote on the proposals at www.virtualshareholdermeeting.com/MIC21GM. Shareholders may also listen to and submit your questions via conference call at (USA) 1-844-775-0017 or (International) 1-236-714-3310, passcode 3371926. Please note that you will not be able to vote your shares via conference call.
Any beneficial owner may request proxy materials in printed form by mail or electronically by email on an ongoing basis. If you hold your shares through a bank, broker or another financial institution, please refer to the information provided by that entity for instructions on how to elect this option. Choosing to receive future proxy materials by email will save us the cost of printing and mailing documents and will reduce the impact of our annual meetings on the environment. An election to receive proxy materials by mail or email will remain in effect until terminated.
Procedure for Attending and Voting at the Annual Meeting
The Company will be hosting the Annual Meeting via the Internet.
Attending and Voting Online
A summary of the information you need to participate in the Annual Meeting online is provided below:
•	any shareholder can participate in the Annual Meeting live via the Internet at www.macquarie.com/mic by clicking on the link located on the “Investor Center / Resources / Shareholder Meetings” page;
•	the webcast will start at 10:00 A.M. (Eastern Time), but access to the Annual Meeting will be available 15 minutes prior to such time and we encourage you to login during that period;
•	shareholders may vote and submit questions while participating in the Annual Meeting via the Internet;
•	you will need to have your 16-Digit Control Number to enter the Annual Meeting;
•	instructions on how to participate via the Internet, including how to demonstrate proof of share ownership, are posted at www.virtualshareholdermeeting.com/MIC21GM; and,

46	Macquarie Infrastructure Corporation Proxy Statement and Notice of 2021 Annual Meeting
•	a webcast replay of the Annual Meeting will be available until December 31, 2021 at www.macquarie.com/mic on the “Investor Center / Resources / Shareholder Meetings” page.
In addition, you may listen and submit your questions via conference call at (USA) 1-844-775-0017 or (International) 1-236-714-3310, passcode 3371926. Please note that you will not be able to vote your shares via conference call.
Voting by Proxy
In addition to voting at the Annual Meeting as described above, shareholders can vote by proxy in any of the following ways before the Annual Meeting:
•
By Internet. You can use the Internet to transmit your voting instructions up until 11:59 P.M. (Eastern Time) the day before the Annual Meeting. Instructions for voting over the Internet can be found in the enclosed proxy card or the Notice. You will need your 16-Digit Control Number to vote by Internet.

•
By Telephone. The number for telephone voting can be found on the enclosed proxy card or the Notice. You will need your 16-Digit Control Number to vote by telephone. Telephone voting is available 24 hours a day.

•	By Mail. Complete, sign, date and return the proxy card supplied by your broker, bank or other financial institution through which you hold your shares.
WE MUST RECEIVE YOUR PROXY BY NO LATER THAN 11:59 P.M. (EASTERN TIME) ON MAY 11, 2021. IF WE DO NOT RECEIVE YOUR PROXY BY THAT TIME, YOUR PROXY WILL NOT BE VALID. IN THIS CASE, UNLESS YOU ATTEND THE ANNUAL MEETING IN PERSON OR VIA THE INTERNET AND VOTE AT THE MEETING, YOUR VOTE WILL NOT BE REPRESENTED.
Even if you plan to attend the Annual Meeting online, we encourage you to vote in advance by Internet, telephone or mail so that your vote will be counted even if you later decide not to attend the Annual Meeting online. Voting your proxy by Internet, telephone or mail will not limit your right to vote at the Annual Meeting if you later decide to attend online.
The Internet and telephone voting procedures are designed to authenticate your identities, to allow you to give your voting instructions and to confirm that your instructions have been recorded properly. We have been advised that the Internet and telephone voting procedures that have been made available to you are consistent with the requirements of applicable law. When voting by Internet or telephone, you should understand that, while neither we nor any third party proxy service providers charge fees for voting by Internet or telephone, there may nevertheless be costs, such as usage charges from Internet access providers and telephone companies, which must be borne by you.
Your shares will be voted as you direct in your proxy. Proxies returned without voting directions, and without specifying a proxy to participate in the Annual Meeting and vote on your behalf, will be voted in accordance with the recommendations of our board. Our board recommends:
•	a vote FOR each of the seven nominees for director to serve for a one-year term that expires at our 2022 Annual Meeting (Proposal 1);
•	a vote FOR the ratification of the selection of KPMG LLP as the Company’s independent auditor for the fiscal year ending December 31, 2021 (Proposal 2); and,
•	a vote FOR the proposal to approve, on an advisory basis, our executives’ compensation (Proposal 3).
If any other matter properly comes before the Annual Meeting, your proxy will be voted on that matter by the proxy holders, in their discretion.
Revocation of Proxy
You may revoke or change your proxy before the Annual Meeting by:
•	subsequently executing and mailing a new proxy card that is received on a later date and no later than the deadline specified on the proxy card;
•	subsequently submitting a new proxy by Internet or telephone that is received by the deadline specified on the proxy card;
•
giving written notice of revocation to the attention of Michael Kernan, General Counsel and Secretary, Macquarie Infrastructure Corporation, 125 West 55th Street, New York, New York 10019, that is received no later than 11:59 P.M. (Eastern Time) on May 11, 2021; or

•	voting on the Internet at our Annual Meeting.
If you need an additional proxy card and are a record holder, contact Michael Kernan, our General Counsel and Secretary, at 212-231-1849; if you are a beneficial owner, contact your bank, broker or other financial institution through which you hold your shares.
Approval of Proposals and Solicitation
Each shareholder who owned shares of common stock on March 17, 2021, the record date for the determination of shareholders entitled to vote at the Annual Meeting, is entitled to one vote for each share. On March 17, 2021, we had 87,451,088 shares of common stock issued and outstanding that we believe were held by approximately 245 holders of record.
Quorum
Under the amended and restated bylaws of the Company, the holders of a majority of the voting power of the outstanding common stock entitled to vote, present in person or by proxy,

Proposal 4 The Approval Of Amendment No. 1 To Our 2016 Omnibus Employee Incentive Plan	47
shall constitute a quorum at a meeting of shareholders of the Company. Holders of shares of common stock as of the record date are the only shareholders entitled to vote at the Annual Meeting. Shares represented by proxies that are marked “abstain” or that are represented by broker non-votes will be counted as present for purposes of determining the presence of a quorum. A broker non-vote occurs when the broker holding shares for a beneficial owner does not vote on a proposal because the broker does not have discretionary voting power to vote on that proposal without specific voting instructions from the beneficial owner. Proposal 2 described in this proxy is a “discretionary” item. Proposals 1 and 3 described in this proxy statement are “non-discretionary” items.
If the persons present in person or by proxy at the Annual Meeting do not constitute a majority of the voting power of the outstanding common stock entitled to vote as of the record date, we will adjourn or postpone the Annual Meeting to a later date.
Approval of Proposals
Election of Directors. For the election of directors (Proposal 1), the affirmative vote of a majority of the votes cast is required. You may vote FOR or AGAINST any or all director nominees or you may ABSTAIN from voting as to one or more director nominees. Abstentions and broker non-votes will not be counted as votes cast.
Ratification of the Appointment of the Independent Auditor. For the ratification of the independent auditor (Proposal 2), the affirmative vote of at least a majority of shares represented at the meeting in person or by proxy is required. You may vote FOR or AGAINST or you may ABSTAIN from the ratification of the independent auditor. An abstention will have the effect of a negative vote on this matter.
Approval, on an Advisory Basis, of Executive Compensation. For the approval, on an advisory basis, of executive compensation (Proposal 3), the affirmative vote of at least a majority of shares represented at the meeting in person or by proxy is required. You may vote FOR or AGAINST or you may ABSTAIN from the advisory vote on executive compensation. An abstention will have the effect of a negative vote on this matter. A broker non-vote will not be counted as present for purposes of calculating the voting results on this matter.
Other Matters. Any other proposal that properly comes before the Annual Meeting must be approved by the affirmative vote of at least a majority of the votes represented at the meeting in person or by proxy in order to pass.
All votes will be tabulated by Broadridge Financial Services, the proxy tabulator and inspector of election appointed for the Annual Meeting. Broadridge Financial Services will separately tabulate affirmative and negative votes, abstentions and broker non-votes.
Ensuring Your Vote Counts
Under rules of the New York Stock Exchange, or NYSE, if you are a beneficial owner and hold your shares in “street name,” you must give your bank, broker or other holder of record specific voting instructions for your shares by the deadline provided in order to ensure your shares are voted in the way you would like.
If you do not provide voting instructions to your bank, broker or other holder of record, whether your shares can be voted by such person depends on the type of item being considered for vote.
Non-Discretionary Items. Proposal 1, the election of directors, and Proposal 3, the approval, on an advisory basis, of executive compensation are “non-discretionary items” and may not be voted on by brokers, banks or other holders of record who have not received specific voting instructions from beneficial owners. If you do not provide specific voting instructions, your shares will be recorded as a broker non-vote and will not be counted as a vote cast or as present for purposes of calculating voting results.
Discretionary Item. Proposal 2, the ratification of the appointment of the independent auditor, is a “discretionary item” and brokers, banks or other holders of record can vote your shares on the ratification of the independent auditor in their discretion unless they receive specific voting instructions from you.
Solicitation of Proxies
We will bear the cost of the solicitation of proxies, including the preparation, printing and mailing of this proxy statement and the proxy card. In addition to the solicitation of proxies by mail, solicitation may be made by certain employees of Macquarie by telephone or other means. These employees will receive no additional compensation for such solicitation. The Company will reimburse brokers and other nominees for costs incurred by them in mailing proxy materials to beneficial holders in accordance with the rules of the NYSE.
Delivery of Documents to Shareholders Sharing an Address
If you are the beneficial owner, but not the record holder, of shares, the broker, bank or other financial institution through which you hold your shares may only deliver one copy of this proxy statement, Notice of Internet Availability of Proxy Materials and our 2020 Annual Report to multiple shareholders who share an address unless that nominee has received contrary instructions from one or more of the shareholders. We will deliver additional copies of these items promptly, upon written or oral request, to a shareholder at a shared address to which a single copy of such proxy materials has been sent. A shareholder who wishes to receive a separate copy of the proxy statement and 2020 Annual Report, now or in the future, should submit this request by writing to Macquarie Infrastructure Corporation, Attn: Investor Relations 125 West 55th Street, New York, NY 10019, or by calling 212-231-1825. If you are a beneficial owner and would

48	Macquarie Infrastructure Corporation Proxy Statement and Notice of 2021 Annual Meeting
like to receive a separate copy of this proxy statement and our 2020 Annual Report, please contact the broker, bank or other financial institution through which you hold your shares. Beneficial owners sharing an address who are receiving multiple copies of proxy materials and annual reports and who wish to receive a single copy of such materials in the future should contact their broker, bank or other financial institution to request that only a single copy of each document be mailed to all shareholders at the shared address in the future.
OTHER MATTERS
We know of no other business that will be brought before the 2021 Annual Meeting. If any other matter or any proposal should be properly presented and should properly come before the meeting for action, the persons named in the accompanying proxy will vote upon such proposal at their discretion and in accordance with their best judgment.
By order of the board of directors,

Michael Kernan
General Counsel and Secretary
April 1, 2021

MACQUARIE INFRASTRUCTURE CORPORATION
125 WEST 55TH STREET, 15TH FLOOR
NEW YORK, NY 10019

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/MIC21GM**

You may attend the Meeting via the Internet and vote during the Meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D40245-P48007 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

MACQUARIE INFRASTRUCTURE CORPORATION

The Board of Directors recommends you vote FOR all of the following nominees:

1. Election of Directors

Nominees:	**FOR**	**AGAINST**	**ABSTAIN**
1a. Amanda Brock	☐	☐	☐
1b. Norman H. Brown, Jr.	☐	☐	☐
1c. Christopher Frost	☐	☐	☐
1d. Maria Jelescu-Dreyfus	☐	☐	☐
1e. Ronald Kirk	☐	☐	☐
1f. H.E. (Jack) Lentz	☐	☐	☐
1g. Ouma Sananikone	☐	☐	☐

The Board of Directors recommends you vote FOR the following proposals:	**FOR**	**AGAINST**	**ABSTAIN**
2. The ratification of the selection of KPMG LLP as our independent auditor for the fiscal year ending December 31, 2021.	☐	☐	☐
3. The approval, on an advisory basis, of executive compensation.	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

If no direction is given, this proxy will be voted "FOR" all nominees in Proposal 1 and "FOR" Proposals 2 and 3.

Receipt of Notice of the Annual Meeting and of the 2021 Proxy Statement is hereby acknowledged.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

D40246-P48007

MACQUARIE INFRASTRUCTURE CORPORATION
This proxy is solicited on behalf of the Board of Directors
for the Annual Meeting of Shareholders May 12, 2021 10:00 A.M. Eastern

You are cordially invited to participate in the 2021 Annual Meeting of Shareholders of Macquarie Infrastructure Corporation. Our 2021 Annual Meeting will be held on Wednesday, May 12, 2021, at 10:00 A.M. Eastern. This year's annual meeting will be a virtual meeting of shareholders. You will be able to participate in the 2021 Annual Meeting, vote and submit your questions during the meeting via live webcast by visiting www.virtualshareholdermeeting.com/MIC21GM. You will need the 16-digit control number included in this proxy card in order to be able to enter the Annual Meeting. You may also listen and submit your questions via conference call at (USA) 1-844-775-0017 or (International) 1-236-714-3310, passcode 3371926. Please note that you will not be able to vote your shares via conference call.

None of the proposals listed on the reverse side are related to or conditioned upon the approval of any other proposal. Your Internet or telephone vote authorizes the named proxies to vote the shares in the same manner as if you marked, signed, dated and returned your proxy card. If you vote the shares over the Internet or by telephone, please do not return your proxy card.

The undersigned hereby appoints Christopher Frost and Nick O'Neil, and each of them, attorneys and proxies with the power of substitution, to represent and to vote on behalf of the undersigned all of the shares of common stock of Macquarie Infrastructure Corporation that the undersigned is entitled in any capacity to vote, as designated on the reverse side of this ballot, at the 2021 Annual Meeting of Shareholders to be held on May 12, 2021 at 10:00 A.M., Eastern, via webcast, and any adjournment or postponement thereof. **IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING, OR ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF. IF NO DIRECTION IS GIVEN WITH RESPECT TO ANY ELECTION TO OFFICE OR PROPOSAL, THIS PROXY WILL BE VOTED AS RECOMMENDED BY THE BOARD OF DIRECTORS. ATTENDANCE OF THE UNDERSIGNED AT THE ANNUAL MEETING OR ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF WILL NOT BE DEEMED TO REVOKE THIS PROXY UNLESS THE UNDERSIGNED REVOKES THIS PROXY IN WRITING.**

Unless voting the shares over the Internet or by telephone, please fill in, date, sign and mail this proxy card promptly using the enclosed envelope.

Continued and to be signed on reverse side